UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a‑101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934

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THE DAVEY TREE EXPERT COMPANY
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1500 NORTH MANTUA STREET
KENT, OHIO 44240
330.673.9511

Notice of 2017 Annual Meeting and Proxy Statement

Karl J. Warnke
Chairman and Chief Executive Officer

April 6, 2017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Company's corporate headquarters in the Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. EST on Tuesday, May 16, 2017. We hope you will be able to attend.

We will report on our operations at the Annual Meeting of Shareholders, entertain any discussion, vote on the matters identified in this Proxy Statement, and consider other business matters properly brought before the meeting.

The Notice of Annual Meeting of Shareholders and the Proxy Statement describe the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote on these matters is important. Whether or not you plan to attend the meeting, we urge you to vote, sign and return your proxy card. If you later decide to vote in person at the meeting, you will have an opportunity to revoke your proxy and vote by ballot.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Karl J. Warnke
KARL J. WARNKE
Chairman and Chief Executive Officer

THE DAVEY TREE EXPERT COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of Shareholders of The Davey Tree Expert Company will be held at The Davey Tree Expert Company, Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 16, 2017. The purpose of the meeting is:

1.	To elect as directors the nominees named in this Proxy Statement and recommended by the Board of Directors to the class whose terms expire in 2020.

2.	To amend the 2003 Amended Articles of Incorporation (the "Articles") with respect to the Company's right of first refusal.

3.	To amend the Articles with respect to the Company's exercise of its right of first refusal upon the death of a shareholder.

4.	To amend the Articles to grant the Company a right to repurchase common shares.

5.	To amend the 1987 Amended and Restated Regulations (the "Regulations") with respect to the time of annual and special meetings of shareholders.

6.	To amend the Regulations with respect to the notice of special meetings of the Board of Directors.

7.	To amend the Regulations to clarify and separate the roles of certain officers of the Company.

8.	To amend the Regulations with respect to the record date of annual meetings of shareholders.

9.	To amend the Regulations to permit the issuance of uncertificated shares.

10.	To amend the Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by Ohio law.

11.	To approve, on an advisory, nonbinding basis, the compensation of the Named Executive Officers, as described in this Proxy Statement.

12.	To approve, on an advisory, nonbinding basis, the frequency of the shareholder vote to approve the compensation of the Named Executive Officers.

13.	To hear reports and to transact any other business that may properly come before the meeting.
Shareholders of record at the close of business on March 17, 2017 are entitled to notice of and to vote at the meeting and any postponement or adjournment thereof.

For the Board of Directors,

/s/ Joseph R. Paul
JOSEPH R. PAUL
Secretary

April 6, 2017

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 16, 2017

The Proxy Statement, proxy cards, Notice letter, 2016 Annual Report and
Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at our Internet website at http://www.davey.com.

THE DAVEY DIFFERENCE

VISION		MISSION
Provide solutions that promote balance among people, progress and the environment.		Deliver unmatched excellence in client experience, employee strength, safety and financial sustainability as we advance the green industry.

VALUES
Integrity	Improvement	Safety
Leadership	Expertise	Resolve

STRATEGIES		PRIORITIES
Smart Growth		Maintain Focus
Excellent Service Experience		Mission Progress
Differentiate Davey		Align and Adjust
Employee Strength		Diversity
Financial Sustainability

PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and we encourage you to read the Proxy Statement and our Annual Report on Form 10-K before voting. In this Proxy Statement, the terms "Davey," "Company," "we," and "our" refer to The Davey Tree Expert Company and its consolidated subsidiaries. The charts below are based on Davey's fiscal year ended December 31, 2016, as well as information for the 2015 and 2014 fiscal years.
2016 FINANCIAL HIGHLIGHTS

EXECUTIVE COMPENSATION ELEMENTS

For a detailed discussion on our executive compensation program, please see the "Compensation Discussion and Analysis" beginning on page 26 of this Proxy Statement.
ELEMENTS OF 2016 NAMED EXECUTIVE OFFICER ("NEO") COMPENSATON

Realized Pay - Amounts actually paid to or on behalf of NEOs

Title	Description
Base Salary	NEO base salaries

Annual Incentive Compensation Plan	Calculated on 2016 results and paid in 2017

Supplemental Bonus Plan	Value added bonus plan paid in 2016

Perquisites	Paid in 2016 on behalf of the NEOs

Realizable Pay - The value of benefits that may be payable over specific periods of time in the future, as calculated pursuant to the SEC's rules

Title	Description
Stock Options and Stock Appreciation Rights	Awarded in 2016 and exercisable over time in future years

Long-Term Incentives	Awarded in 2016 and payable after retirement

Retirement Plans	Allocated in 2016 and payable after retirement
OTHER KEY FEATURES OF NEO COMPENSATION

•	No individual severance / employment agreements

•	No tax related gross-ups

•	Stock redemption time limits / insider trading policy
2016 NAMED EXECUTIVE OFFICER TARGET PAY MIX
The chart below shows composite percentage values for the element of our NEOs' 2016 compensation. For more information, please see the Summary Compensation Table on page 39 of this Proxy Statement.

Realized Compensation			Realizable (Contingent) Compensation
Salary	Bonuses / Incentives	Perquisites	Stock Awards	Option Awards	Retirement Plans
38.1%	31.7%	3.2%	5.7%	9.8%	11.5%

THE DAVEY TREE EXPERT COMPANY
PROXY STATEMENT
The Board of Directors of The Davey Tree Expert Company requests your proxy for use at the Annual Meeting of Shareholders and at any postponements or adjournments of that meeting. The Annual Meeting of Shareholders of the Company will be held at the Company's corporate headquarters in the Davey Institute building, 1500 North Mantua Street, Kent, Ohio, at 5:00 p.m. on Tuesday, May 16, 2017. This proxy statement is to inform you about the matters to be acted upon at the meeting.
There are twelve items to be voted upon by our shareholders at the annual meeting. If you attend the meeting, you can vote your shares in person or by ballot. If you do not attend the meeting, your shares will still be voted at the meeting if you sign and return your proxy card. Shares represented by a properly signed proxy card will be voted in accordance with the choices marked on the card. If you return a properly signed proxy card, but do not indicate how to vote your shares, the proxy committee identified on your proxy card will vote in accordance with the Board of Directors' recommendations, as set forth below:

Proposal	Vote to be cast	See page number below for a detailed explanation of the proposal
Proposal 1 - Election of nominees for director	FOR THE NOMINEES	4
Proposal 2 - Amend the 2003 Amended Articles of Incorporation (the "Articles") with respect to the Company's right of first refusal	FOR THE AMENDMENT	16
Proposal 3 - Amend the Articles with respect to the Company's exercise of its right of first refusal upon the death of a shareholder	FOR THE AMENDMENT	17
Proposal 4 - Amend the Articles to grant the Company a right to repurchase common shares	FOR THE AMENDMENT	17
Proposal 5 - Amend the 1987 Amended and Restated Regulations (the "Regulations") with respect to the time of annual and special meetings of shareholders	FOR THE AMENDMENT	19
Proposal 6 - Amend the Regulations with respect to the notice of special meetings of the Board of Directors	FOR THE AMENDMENT	19
Proposal 7 - Amend the Regulations to clarify and separate the roles of certain officers of the Company	FOR THE AMENDMENT	20
Proposal 8 - Amend the Regulations with respect to the record date of annual meetings of shareholders	FOR THE AMENDMENT	22
Proposal 9 - Amend the Regulations to permit the issuance of uncertificated shares	FOR THE AMENDMENT	22
Proposal 10 - Amend the Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by Ohio law	FOR THE AMENDMENT	23
Proposal 11 - Approve, on an advisory, nonbinding basis, the compensation of the Named Executive Officers, as described in this Proxy Statement	FOR THE COMPENSATION	24
Proposal 12 - Approve, on an advisory, nonbinding basis, the frequency of the shareholder vote to approve the compensation of the Named Executive Officers	FOR AN ADVISORY VOTE EVERY THREE YEARS	25

You may revoke your previously submitted proxy before it is voted by submitting another properly signed proxy card with a later date or by giving notice to us in writing or orally at the annual meeting. Attending the annual meeting will not by itself revoke your proxy.
For 2017, we will use the "notice and access" option for the delivery of proxy materials. The Notice of Internet Availability of Proxy Materials will be mailed to our shareholders on or about April 6, 2017. Our Proxy Statement, proxy cards, 2016 Annual Report and Annual Report on Form 10-K for the fiscal year ended December 31, 2016 will be made available to our shareholders on the same date as the Notice is mailed and may be accessed on our Internet website at www.davey.com under the tab "Corporate Information" at the bottom of the page and then under "SEC Filings." On or about that date, we will begin mailing paper copies of our proxy materials to shareholders who request them. The information on our Internet website is not incorporated by reference into, and is not a part of, this Proxy Statement, and our Internet address is included in this Proxy Statement as an inactive textual reference only.
Our 2016 Annual Report, a copy of the Notice letter, and individual proxy cards will be mailed to our shareholders on or about April 17, 2017. Our corporate offices are located at 1500 North Mantua Street, Kent, Ohio 44240. Our telephone number is 330.673.9511.
Questions and Answers Concerning this Proxy Statement and Proxy Cards

1.	What is a proxy?
It is your legal designation of another person to vote your shares of stock in accordance with the choices marked on your proxy card. That other person is called a proxy. We have designated the persons identified on your proxy card as proxies for the 2017 Annual Meeting of Shareholders.

2.	What is a proxy statement?
It is a document that the Securities and Exchange Commission ("SEC") regulations require us to make available to you when we ask you to sign a proxy card. The proxy statement contains information about the matters to be voted upon at the Annual Meeting, information about our directors and executive officers and other important information, including how to change your vote after you vote your shares.

3.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?
If your shares are registered in your name, i.e., you have stock certificates with your name on them, you are a shareholder of record. If your shares are held in the 401KSOP and ESOP Plan in your name, you are a beneficial owner.

4.	What shares are included on the proxy card?
The shares registered in your name as of the record date are included on the white proxy card. The shares held beneficially in your name in the 401KSOP and ESOP Plan as of the record date are included on the green proxy card.

5.	What constitutes a quorum for the Annual Meeting?
A majority of the voting power of the Company present in person or by proxy constitutes a quorum for the Annual Meeting.

6.	Who can vote at the Annual Meeting?
Each share of Davey's common stock, whether held as a shareholder of record or as a beneficial owner, has one vote on each matter.

7.	What is the vote required for each proposal?

Proposal to Elect Directors
Proposal	Vote Required
Proposal 1 - Election of nominees for director
Plurality vote: the nominees receiving the greatest number of "for" votes cast at the Annual Meeting by proxy or by ballot will be elected. A properly executed proxy card marked "withhold" with respect to election of any nominee will not be voted with respect to that nominee.

Proposals to Amend the Articles
Proposal	Vote Required
Proposal 2 - Amend the Articles with respect to the Company's right of first refusal	The affirmative vote of the holders of two-thirds of the common shares outstanding and entitled to vote at the Annual Meeting is required to approve each of Proposals 2, 3 and 4.
Proposal 3 - Amend the Articles with respect to the Company's exercise of its right of first refusal upon the death of a shareholder
Proposal 4 - Amend the Articles to grant the Company a right to repurchase common shares

Proposals to Amend the Regulations
Proposal	Vote Required
Proposal 5 - Amend the Regulations with respect to the time of annual and special meetings of shareholders	The affirmative vote of the holders of common shares entitled to exercise a majority of the voting power of the Company is required to approve each of Proposals 5, 6, 7, 8, 9 and 10.
Proposal 6 - Amend the Regulations with respect to the notice of special meetings of the Board of Directors
Proposal 7 - Amend the Regulations to clarify and separate the roles of certain officers of the Company
Proposal 8 - Amend the Regulations with respect to the record date of annual meetings of shareholders
Proposal 9 - Amend the Regulations to permit the issuance of uncertificated shares
Proposal 10 - Amend the Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by Ohio law

Say-on-Pay and Say-When-on-Pay Proposals
Proposal	Vote Required
Proposal 11 - Approve, on an advisory, nonbinding basis, the compensation of the Named Executive Officers, as described in this Proxy Statement
The number of votes cast "for" advisory approval of the compensation of the Named Executive Officers at the Annual Meeting by proxy or by ballot must exceed the number of votes cast "against" advisory approval.

Proposal 12 - Approve, on an advisory, nonbinding basis, the frequency of the shareholder vote to approve the compensation of the Named Executive Officers
The option of every year, every two years or every three years that receives the highest number of votes cast at the Annual Meeting by proxy or by ballot will be considered the shareholders' recommendation of the frequency for the advisory vote on the compensation of our Named Executive Officers.

PROPOSAL ONE
ELECTION OF DIRECTORS
Our Regulations provide for the annual election by the shareholders of those directors in the class whose terms in office expire at the Annual Meeting of Shareholders that year. Our Regulations also provide that the Board of Directors will be divided into three classes consisting of not less than three directors (including vacancies) each whose terms in office will expire in consecutive years. Further, the number of directors may be fixed or changed by the shareholders at any meeting of shareholders called to elect directors at which a quorum is present.
Our Board of Directors is now composed of eight directors and one vacancy, with three directors in the class whose terms expire in 2017, two directors and one vacancy in the class whose terms expire in 2018 and three directors in the class whose terms expire in 2019. Each of our directors serves for a term of three years and until a successor is elected. If the shareholders vote to elect the nominees listed, one vacancy will exist after the Annual Meeting. The Company believes the current directors and the director nominees represent a diverse group of leaders in their respective field that have the skills and dedication necessary to guide the Company's overall strategic objectives and policies. Although we will not recommend a candidate simply because a vacancy exists, the Corporate Governance Committee continues to search for a qualified candidate to fill the existing vacancy, but has not identified a nominee at this time.
The nominees for election as directors for the term expiring in 2020, as well as present directors whose terms will continue after the meeting, appear below.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE NOMINEES LISTED.
Present Directors Whose Terms Expire in 2017

Patrick M. Covey, age 53, has been a director of the Company since 2014 and with the Company since 1991. He has been Chief Operating Officer since February 2012 and was elected President in March 2016. Mr. Covey was previously appointed to Executive Vice President, Operations in 2007. Prior to that, Mr. Covey served as Vice President and General Manager of the Davey Resource Group and as Vice President, Southern Operations, Utility Services. Mr. Covey has also held various managerial positions with the Company including Manager of Systems and Process Management and Administrative Manager, Utility Services. Mr. Covey holds a bachelor of business administration degree in accounting and finance from the University of Wisconsin - Madison and is a certified public accountant. He is a board member of Environmental Design, Inc., a tree and landscape company headquartered in Texas, and is a member of the Board of Trustees for the Arbor Day Foundation. On March 24, 2017 the Board of Directors appointed Mr. Covey to the additional position of Chief Executive Officer effective July 21, 2017.

J. Dawson Cunningham, age 70, has been a director of the Company since 2005. He was Executive Vice President and Chief Financial Officer of Roadway Corporation ("Roadway"), an over-the-road truck transport operation, from 1998 until his retirement in 2003. Prior to that, he held various positions as an officer of Roadway beginning in 1986. Mr. Cunningham previously served as Co-Chairman of the Board of Trustees, New York State Teamsters Council Health and Hospital Fund and Conference Pension and Retirement Fund, having served as a trustee since 1992, and was a trustee of the New England Teamster and Trucking Industry Pension Fund from 1996 until January 2007. He served as a member of the Board of Trustees of Akron General Health System, serving as Chairman from 1998 to 2003. He is also a past member of the board of directors of the American Red Cross and Junior Achievement.

Sandra W. Harbrecht, age 67, has been a director of the Company since 2008. She has been President and Chief Executive Officer of Paul Werth Associates, a public relations firm, since 2008 and was President since 1985. Prior to that, she was a Credit Analyst for Bank One, Columbus NA and also an educator for ten years in the Worthington City School system. She is past Chair of the Board of Trustees for Kent State University and serves on the Dean's Advisory Councils for the Fisher College of Business and the College of Engineering at The Ohio State University. She is also the past Chair of Experience Columbus and a former board member of the Columbus Chamber of Commerce, an accredited member of the Public Relations Society of America, a past chair of the Society's Counselors Academy and a founding member of the Council of Public Relations Firms. Ms. Harbrecht also serves as a director on the board of the Motorists Mutual Insurance Company, a regional insurance firm.

Present Directors Whose Terms Expire in 2018

Donald C. Brown, age 61, became a director of the Company in March 2016. He was been Executive Vice President, Finance and Administration, and CFO of FedEx Freight, a North American freight shipping company, since 2008 and until November 2016 when he became Executive Vice President, Administration. Before joining FedEx Freight as Senior Vice President and CFO in 2001, he held financial management positions at FedEx Corporation, FedEx Corporate Services and FedEx Logistics. His prior affiliations include Caliber System, Inc., Roadway Services, Inc. and Ernst & Young. He is a member of the Board of Advisors for Miller Transfer & Rigging, and is a past member of the Board of Directors of the Memphis Development Foundation. Mr. Brown is a graduate of Kent State University where he serves on the College of Business Administration National Advisory Board and National Athletic Development Council, and was recognized in 2014 as a Distinguished Athletic Alumnus.

Karl J. Warnke, age 65, has been an officer of the Company since 1988 and a director of the Company since 2000. He became Chairman of the Board on May 20, 2009. He was President and Chief Operating Officer from 1999 through December 31, 2006, President and Chief Executive Officer since January 1, 2007. Prior to that, Mr. Warnke was Vice President and General Manager of Utility Services from 1988 and was named Executive Vice President of the Company from 1993 to 1999. Mr. Warnke is a member of the Conference Board's Executive Council for Mid-Cap Companies, a member of the executive committee of the Greater Akron Chamber Board of Directors, and a vice chair of the Board of Trustees for the Ohio Chapter of The Nature Conservancy. He is a director and audit committee member of the Wikoff Color Corporation, which provides specialty inks throughout the U.S. and select foreign countries.
On March 3, 2017, Mr. Warnke informed the Board of Directors of his retirement as Chief Executive Officer effective as of July 21, 2017, however, Mr. Warnke will remain as Chairman of the Board.

Present Directors Whose Terms Expire in 2019

William J. Ginn, age 64, has been a director of the Company since 2007. He was named Executive Vice President of The Nature Conservancy, an international nonprofit conservation organization, in 2014, and prior to that was the Chief Conservation Officer. He has also served that organization as its Director of the Global Forest Partnership, Manager of Division Conservation Programs-NEC, and as Senior Advisor to the Asia Pacific Region. Before joining The Nature Conservancy, Mr. Ginn developed one of the first major U.S. companies in the organic recycling area, which was later sold to a Fortune 500 solid-waste management company. He has also taught courses in economics and environment as a visiting faculty member at the College of the Atlantic.

Douglas K. Hall, age 65, has been a director of the Company since 1998. He retired in February 2008 after serving since 1999 as President and Chief Executive Officer of MDA Federal, Inc. ("MDA Federal") (formerly Earth Satellite Corporation), a subsidiary of MDA Corporation, a provider of remote sensing systems and data utilizing geographic information systems ("GIS"). Prior to joining MDA Federal, he was Vice President and Chief Operations Officer of The Nature Conservancy, an international nonprofit conservation organization, from 1996 to 1999. From 1993 to 1996, he served as Assistant Secretary for Oceans and Atmosphere and Deputy Administrator of the National Oceanic and Atmospheric Administration ("NOAA") in the U.S. Department of Commerce. He formerly served as a senior fellow for the World Wildlife Fund in Washington, D.C.

John E. Warfel, age 69, has been a director of the Company since 2008. Mr. Warfel is owner of Warfel Group, Inc., dba Action Coach, a business coaching firm helping business owners with their strategies and results, and is also currently President of Warfel Enterprises, LLC, a consulting company. He had been President of Westfield Financial Corporation, a diverse group of financial services and related companies operating in the United States and Canada and a member of Westfield Group, from 2002 until his retirement in 2008. Prior to joining Westfield Financial Corporation, he was Vice Chairman and President of Oswald Companies, a large regional insurance firm, from 1975 to 2002. He is past President of the Insurance Board of Greater Cleveland, a member of national and local chapters of Property and Casualty Underwriters, past Vice President of the Ohio ESOP Association, past member of the Board of Trustees of Assurex Global, past Chairman of Employees Resource Council, and past board member and Secretary/Treasurer of the National American Heart Association.

Experience, Qualifications and Skills of the Members and Nominees of the Board of Directors
Directors are responsible for overseeing our business strategy and objectives consistent with their fiduciary duties to shareholders. The Board believes that each director and nominee for director has unique and valuable individual skills and experience that, when taken as a whole, promote the overall management of the Company for the benefit of our shareholders. Moreover, the individual qualifications, accomplishments and characteristics of each of our directors and nominees for director provide us with the variety and depth of knowledge, diversity, judgment and vision necessary to provide effective oversight in guiding our affairs and direction.
We believe that each director and nominee for director has the requisite experience in a variety of fields including services delivery, industry, transportation, governmental, regulatory, nonprofit, education, and environmental protection, each of which we believe provides a diverse range of perspectives, and valuable knowledge and insight concerning various elements of our business.
All directors play an active role in overseeing our business, both at the Board and Committee level. The directors and nominees for director have demonstrated leadership skills in managing business risk and in various aspects of business, government, education and philanthropy, which contributes significantly to fulfilling their responsibility to us and to our shareholders.
In addition to the biographical information presented above for each director, the following outlines additional skills, attributes, experience and qualifications of our directors that we believe makes each person uniquely qualified to serve on our Board of Directors.
Individual Qualifications
Mr. Covey

•	Twenty-five years of experience in the Company with involvement in all U.S. operations and various administrative groups

•	Board member experience with nonprofit and professional organizations

•	Financial auditing experience with a large national accounting firm and the Company

•	Extensive involvement in all aspects of mergers, acquisitions and strategic partnerships

Mr. Cunningham

•	Executive-level experience with a service-based over-the-road transportation public company

•	Chief financial officer with responsibility for internal and external financial reporting, including filings with the SEC

•	Executive-level responsibility for corporate-wide human resources, including compensation, benefits, and policy

•	Fifteen years of experience as a CPA with a large international accounting firm and experienced in mergers and acquisitions
Ms. Harbrecht

•	Extensive experience in business marketing, advertising, promotion, public relations and communications

•	Experienced as an educator guiding and facilitating student learning

•	Significant involvement in college advisory boards and councils

•	Over twenty-five years of executive-level experience
Mr. Brown

•	Over twenty-five years of executive experience with transportation companies involved in freight and parcel delivery services

•	Extensive experience with internal and external financial reporting, including filings with the SEC and interactions with audit committees

•	Thirteen years of experience as a CPA with a large international accounting firm concentrating on financial audit services and acquisitions

•	Executive level responsibility for risk management and human resources
Mr. Warnke

•	Forty-three year career in the horticulture, arboriculture, landscape and environmental science industry

•	Board member for nonprofit, for profit and professional organizations for over twenty years

•	Extensive experience in business management, strategic plan development, sales, production, and management of multiple services and subsidiary companies in the United States and Canada

•	Twenty-eight years as corporate officer with executive-level leadership in the Davey Company and subsidiaries. Also serves as a director for a multinational employee-owned ink manufacturing company
Mr. Ginn

•	Extensive experience in environmental conservation, most notably in sustainability, recycling and forest conservation

•	Undergraduate and graduate work in human ecology and landscape architecture

•	Well-versed in the various aspects of starting, managing, and selling a successful recycling business

•	Executive-level management experience
Mr. Hall

•	Extensive experience in business leadership, financial management and financial audit

•	Well-versed and experienced in environmental policy

•	Significant involvement in human resource and corporate management

•	Experienced in mergers and acquisitions and strategic planning
Mr. Warfel

•	Over forty-years executive experience in sales, marketing, and growing companies, including significant experience with acquisitions and their "integration"

•	Extensive and significant experience in property and casualty insurance, as well as risk management

•	Business owner, including current ownership of consulting entities, with expertise in succession planning and leadership transitions in small and large companies

•	Financial acumen and experienced with Employee Stock Ownership Plans ("ESOP")

CORPORATE GOVERNANCE
Director Selection Process
We believe the Board should represent a broad and diverse spectrum of experienced and qualified individuals who are able to contribute value to our business. The Corporate Governance Committee is responsible for the review of and recommendation to the Board of Directors nominees for election as directors. The Committee works with the full Board to develop criteria for open Board positions, taking into account the factors that it deems appropriate. These factors may include identifying a nominee whose array and diversity of talents, experiences, qualifications, personal attributes, and skills would complement those already represented on the Board; the level of independence from us; our current needs, business priorities, objectives and goals; and the need for a certain specialized expertise. In applying these criteria, the Committee considers a candidate's general understanding of elements relevant to the success of a service company in the current business environment, the understanding of our business and our risk factors, senior operating experience with a service company, public company, or other organizations, a broad understanding of and direct experience in corporate business and service delivery, as well as the candidate's educational and professional background. The Board believes that diversity of professional experience, professional training and personal accomplishments are important factors in determining the composition of the Board. The Committee considers candidates suggested by other Board members, management and shareholders. The Committee may also retain a qualified independent third-party search firm to identify and review candidates.
The minimum qualifications a director nominee should possess include depth of knowledge in the nominee's field, diversity of experience and background, demonstrated judgment and vision to oversee and guide our business.
Once a prospective nominee has been identified, the Committee will make an initial determination as to whether to continue with a full review and evaluation. In making this determination, the Committee will take into account all information provided to the Committee, as well as the Committee's own expertise and experience. The Committee will then consider the potential candidate to ensure he or she has exhibited the criteria that the Committee has established for the position, as well as the time and desire to effectively carry out their duties and responsibilities.
If the prospective nominee passes the preliminary review, members of the Committee, as well as other Board members as deemed appropriate, will interview the nominee. Upon completion of this process, the Committee will confer and make a recommendation to the Board. The Board, after reviewing the Committee's report, will make the final determination whether to nominate the candidate. Selection for persons identified to be appointed to a Board position will be conducted in the manner described above. Any shareholder who desires to recommend a prospective nominee for the Board should notify our Corporate Secretary in the manner described below in "Shareholder Nominations for Director."
Shareholder Nominations for Director
Shareholders may nominate candidates for election as directors by following the procedures and complying with the deadlines specified in our Regulations. Under those procedures, any shareholder who proposes to nominate one or more candidates for election as director must, not less than 30 days prior to the meeting at which the directors are elected, notify the Corporate Secretary of his intention to make the nomination and provide the Company with all of the information about each of the candidates as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the candidate, including (i) name, age, and business and residence address, (ii) principal occupations or employment during the last five years, (iii) the number of shares of the company beneficially owned by the candidate, (iv) transactions between the candidate and the Company and (v) all other information required under the rules of the SEC. A copy of the Regulations is available to any shareholder who makes a written request to the Corporate Secretary, and shareholders may submit nominations in writing by sending the submission to the Corporate Secretary, at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
Board Independence
The Board reviews, at least annually, director independence. As part of that review, the Board considers transactions and relationships between each director and any member of his or her family and the Company and its subsidiaries and affiliates. Any such relationships are reported under the heading "Transactions with Related-Persons, Promoters and Certain Control Persons" in this Proxy Statement. The purpose of this review is to determine whether any relationships or transactions existed or exist that could be considered inconsistent with a determination that the director is independent. Although our common shares are not listed on the New York Stock Exchange ("NYSE") or on any other exchange, with respect to determining if a director or a director nominee is independent, we utilize the SEC approved standards as developed by the NYSE.

As a result of their most recent review, the Board determined that the following Directors are independent: Mr. Brown, Mr. Cunningham, Mr. Ginn, Mr. Hall, Ms. Harbrecht, and Mr. Warfel. No director has been identified as a lead independent director. Mr. Warnke, our Chairman and Chief Executive Officer, and Mr. Covey, our President and Chief Operating Officer, are both employees of the Company and therefore, are not considered independent directors.
The Company also determined by due inquiry that no director has a relationship with our principal independent auditor, Ernst & Young LLP.
Committees of the Board of Directors; Attendance
The Members of each Board of Directors Committee are listed in the following table:

Director	Compensation Committee	Audit Committee	Corporate Governance Committee
Donald C. Brown		X	X
Patrick M. Covey			X
J. Dawson Cunningham	(Chair)	X
William J. Ginn	X	X
Douglas K. Hall	X	(Chair)
Sandra W. Harbrecht		X	X
John E. Warfel	X		(Chair)
Karl J. Warnke			X
Compensation Committee
The Compensation Committee is composed entirely of independent directors who meet the NYSE's independence standards, which we follow. The Compensation Committee recommends to the Board of Directors the salaries and other compensation of our executive officers and supervises the administration of our benefit programs. As more fully set out in the "Compensation Discussion and Analysis" in this Proxy Statement, the Compensation Committee does not delegate its authority to set compensation; however, the Board does review recommendations from our Chief Executive Officer regarding the compensation of other officers. Furthermore, the Committee periodically retains outside consultants to review and discuss compensation and benefit plans. The Compensation Committee met two times in 2016.
When utilized, outside consultants are provided with specific instructions relating to the research to be performed. Once engaged to conduct a salary and bonus-level review, the consultants are directed to compare our plans with those of companies of similar size and in similar industries. Similarly, the consultants are directed to compare and contrast benefit plans that are applicable to private and public companies of similar size and with similar governance structures. Findings by the consultants are reviewed by the Committee and with the full Board, which then makes the final decisions regarding compensation. The Committee directed the executive officers to engage Pay Governance LLC ("Pay Governance") to review the compensation structure in 2013 and to update the study in 2015. The next compensation structure review is scheduled to occur in 2017.
Pay Governance has not provided other professional services to date, including advice related to our insurance and employee benefit programs. In order to perform the services that are required of them, Pay Governance does have access to certain confidential information about us; however, they do not participate in the final strategic decision-making process. Further, Pay Governance is compensated on a fee-based structure and no portion of any payment made to them is dependent upon achieving a certain result or is otherwise commission-based.
No director has been identified as having a relationship that requires disclosure as a compensation committee interlock.
Audit Committee
The Audit Committee is composed entirely of independent directors who meet the independence requirements under the NYSE's listing standards and SEC rules. The Board has determined that Messrs. Brown and Cunningham qualify as audit committee financial experts pursuant to the SEC's rules. The Audit Committee met two times in 2016. In addition, the Chair and members met with management and the independent auditors by teleconference four times in 2016.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to: the integrity of the Company's financial statements and financial reporting process; the Company's systems of internal accounting and financial controls; the performance of the Company's internal and independent auditors; the independent auditors' qualifications and independence; and the Company's compliance with ethics policies and legal and regulatory requirements. Specifically, the Audit Committee oversees the appointment, engagement, compensation, termination and oversight of the Company's independent auditors, including conducting a review of their independence, reviewing and approving the planned scope of the Company's annual audit, overseeing the independent auditors' audit work, reviewing and preapproving any audit and nonaudit services that may be performed by the Company's independent auditors, reviewing with management and the Company's independent auditors the adequacy of the Company's internal control over financial reporting and disclosure controls, and reviewing the Company's critical accounting policies and the application of accounting principles.
In addition, the Audit Committee establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control over financial reporting or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee's role also includes meeting to review the Company's annual audited financial statements and quarterly financial statements with management and the Company's independent auditors. The Audit Committee annually reviews the independence and performance of the independent auditor in connection with any determination of whether to retain the independent auditor or engage another firm as our independent auditor. In the course of these reviews, the Committee considers, among other things, the historical and recent performance, and an analysis of known legal risks and significant proceedings.
Corporate Governance Committee
Messrs. Brown and Warfel and Ms. Harbrecht are independent directors who meet the NYSE's independence standards. The Corporate Governance Committee screens and recommends candidates for election as directors and recommends committee members and committee chairpersons for appointment by the Board of Directors. The Committee will consider nominees for the Board of Directors recommended by our shareholders. The Committee also conducts annual performance evaluations of the committees of the Board. The Corporate Governance Committee met two times in 2016.
General
Nonindependent directors may not serve on the Compensation or Audit Committee. Independent directors generally serve on at least two committees.
The Board met five times in 2016. All incumbent directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during the period that they served except Mr. Brown, who was unable to attend one audit committee meeting. We encourage our directors to attend the Annual Meeting of Shareholders. In 2016, all directors attended the Annual Meeting of Shareholders.
The charters of the Compensation, Audit and Corporate Governance committees, as well as the Corporate Governance Guidelines, are available on the Company's website at www.davey.com under the tab "Corporate Information," at the bottom of the page then under "Board Committee Charters," or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
Role of the Board in Risk Oversight
The Board recognizes that it is neither possible nor reasonable to eliminate all risk, and that in order to remain competitive, certain risk-taking is an essential element of every business decision and part of our business strategy. However, the Board also understands that within any business framework, steps must be taken to properly safeguard the assets of the Company, implement and maintain appropriate financial and other controls, and ensure that business is conducted prudently and in compliance with applicable laws and regulations and proper governance.
Assessing and managing risk is the responsibility of management. It is the responsibility of the Board of Directors to oversee risk management. As part of this responsibility, the Board oversees and reviews certain aspects of our risk management efforts. For example, the Board requires that an annual overall assessment of risk be performed and has delegated this oversight of the process to the Audit Committee. This enterprise-wide risk management assessment is designed to review and identify potential events that may affect us, including cybersecurity risks, manage risks within our risk profile and provide reasonable assurance regarding the achievement of our objectives. The Audit Committee reviews and discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our financial risk assessment and risk management policies.

We are aware that cybersecurity is an integral part of our risk analysis and discussions. While all entities are at some risk of a cybersecurity attack, the Company has taken steps deemed appropriate by the Company to detect and limit the severity of a cybersecurity attack. These measures include, among other things, robust password requirements, firewalls, and limiting access to sensitive information. To date, the Company is not aware of any successful system-wide cybersecurity attack. The Company maintains employee and customer information and has developed contingency plans, but has not developed a system-wide cybersecurity attack cost matrix.
Company representatives meet annually in executive session with the Audit Committee. The General Auditor and the Chief Financial Officer review with the Audit Committee each year's annual internal audit plan, which focuses on significant areas of financial, operating, and compliance risk. The Audit Committee also receives regular reports from management on the results of internal audits.
In addition, each year our management team conducts an assessment of potential risks facing us and reports their findings to the Audit Committee. Risks are rated as to severity and the likelihood of threat, and management outlines the mitigation efforts associated with each risk. To the extent management identifies mitigation efforts that were not in place, management identifies the initiative to address the particular situation. The Audit Committee then reports these findings to the full Board to assist in its oversight of risk.
As further described under "Compensation Risk Analysis," the Compensation Committee is responsible for the oversight of risks relating to employment policies and our compensation and benefits arrangements. To assist in satisfying these oversight responsibilities, the Committee may retain a compensation consultant and meets regularly with management to understand the financial, human resource and shareholder implications of compensation decisions that are made by the Board. The philosophy, process and rationale the Compensation Committee utilized as part of its responsibilities is discussed in detail in the "Compensation Discussion and Analysis" included in this Proxy Statement beginning on page 26.
Board Leadership
Mr. Warnke is the Chairman of our Board of Directors and Chief Executive Officer. Our Board has the authority to choose its chairman in any way it deems best for us at any given point in time. Historically, we have combined the positions of chief executive officer and chairman. We believed this was appropriate because we are an Employee Stock Ownership Plan ("ESOP") company, and combining the chairman and chief executive officer positions gave our employee-owners a clear leader and improved efficiencies in the decision-making process. Further, we have benefited from having a single person setting our tone and direction, and having primary responsibility for managing our operations. This structure has also allowed the Board to carry out its oversight responsibilities with the full involvement of our independent directors.
On March 3, 2017, Mr. Warnke informed the Board he would retire as Chief Executive Officer effective July 21, 2017. In light of Mr. Warnke’s decision to retire, our Board undertook a detailed review and assessment of our current leadership structure. As part of this assessment, given his long history of leadership within the Company and close working relationship with Patrick M. Covey, who will succeed Mr. Warnke as Chief Executive Officer effective July 21, 2017, the Board decided it was in the best interests of the Company and our shareholders to have Mr. Warnke continue serving as Chairman of the Board following his retirement as Chief Executive Officer. While this results in a separation of the roles of chief executive officer and chairman of the board, the Board believes it is appropriate to separate the positions at this time in order to facilitate a smooth transition to a new chief executive officer and to provide Mr. Covey with the opportunity to focus on the day to day leadership of the Company in his new role as Chief Executive Officer. Further, the new structure will also provide both the Board and Mr. Covey with the opportunity to draw upon the skills and experience of Mr. Warnke who, as Chairman, will continue to provide strategic oversight. Although the Board does not intend to appoint a lead independent director, the Board believes that it is able to effectively provide independent oversight of our business and affairs, including risks facing the Company, through the composition of our board of directors and the strong leadership of our independent directors.
Our Board continues to believe that no single leadership structure is most effective in all circumstances and will continue to retain the authority to evaluate and modify the Company’s leadership structure at such times as it deems appropriate. The Board’s role in risk oversight has not impacted our leadership structure.
Communicating Concerns to Directors
We have established procedures to permit communications with the Board of Directors regarding the Company. Interested parties may communicate with the Board of Directors by contacting the Chairman, the chairs of the Audit, Compensation and Corporate Governance Committees of the Board, or with any independent Director by sending a letter to the following address: The Davey Tree Expert Company, Corporate Secretary, 1500 North Mantua Street, Kent, Ohio 44240.

An interested party may also communicate concerns through other mediums as set forth in our Whistleblower Conduct Reporting Policy. A copy of our Whistleblower Conduct Reporting Policy is available on our Company's website at www.davey.com under "Corporate Policies," or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.
All communications directed to our Board of Directors or Board Committees are reviewed and communicated with the appropriate Board member or members.
Compensation of Directors
The current compensation structure for nonemployee directors is designed to fairly pay directors for work required based on our size, scope and industry. The primary goal of the directors is to enhance the long-term interests of our shareholders by establishing company-wide general goals and objectives and identifying executive officers capable of carrying out those goals and objectives. In order to align director compensation with these objectives, the Compensation Committee reviews director compensation and recommends changes to the Board. To assist with this review, the Board periodically directs the Company to engage Pay Governance, an independent compensation consulting firm, to review and evaluate director compensation. Pay Governance assists us in fostering a framework for director compensation based on market conditions, our compensation philosophy, and comparisons to companies of similar size and complexity. A review by Pay Governance was completed in 2014 and updated in 2015. Another review is scheduled to occur in 2017.
We pay nonemployee directors a fee of $40,000 per year, plus $1,000 for the first and $500 for each additional board or committee meeting attended on the same day, plus reasonably incurred travel and lodging expenses. Committee Chairs receive an additional retainer as follows: Audit Committee Chair - $8,000/year; Compensation Committee Chair - $6,000/year; and Governance Committee Chair - $5,000/year. The Chairman of the Board, if not an active employee of the Company, would receive an additional retainer of $7,500/year. Directors receive a fee of $500 for each teleconference meeting or written consent related to considering the authorization or taking of an action without a meeting, except for the Audit Committee members who receive a fee of $1,000 per teleconference meeting. Directors may defer all or part of their fees in cash or stock equivalent units until their retirement as directors.
Each nonemployee Director receives an annual stock award grant of Director Restricted Stock Units ("DRSU") equal to a fixed amount of $36,000. In 2016, the annual grant, at the then-fair value price of $32.70, equaled 1,100 units awarded to each Director. The number of DRSUs associated with the award will fluctuate based on the fair value price of the Company's common shares; however, the value of $36,000 will remain constant. The award will vest over three years and vesting will accelerate upon retirement. Beginning with the 2017 award, an award may be paid in one-to-five-year installments, but must be paid in full by age 75.
2016 DIRECTOR COMPENSATION(1)

Director	Fees Earned or Paid in Cash(2)	Stock Awards	Total
Brown, Donald C.	$40,875	$35,970	$76,845
Cunningham, J. Dawson	57,250	35,970	93,220
Ginn, William J.	51,250	35,970	87,220
Hall, Douglas K.	59,750	35,970	95,720
Harbrecht, Sandra W.	50,250	35,970	86,220
Warfel, John E.	51,750	35,970	87,720

(1)	Mr. Warnke and Mr. Covey are employees and they do not receive any compensation as directors.
(2)
Directors may elect to defer all or part of their director fees in stock equivalent units (SEUs). Ms. Harbrecht and Messrs. Brown and Ginn have made such an election. SEUs are calculated by dividing the fee earned by the then current market price. SEUs will subsequently be valued for payment purposes at the market price in effect on the date of payment.

The aggregate number of all vested and unvested (exercisable and unexercisable) SARs awards and unvested DRSU awards for each director, outstanding as of December 31, 2016, is set forth in the following table.

Director	SARs (Exercisable and Unexercisable)	DRSU
Brown, Donald C.	—	1,100
Cunningham, J. Dawson	6,666	1,100
Ginn, William J.	9,333	5,210
Hall, Douglas K.	9,333	5,210
Harbrecht, Sandra W.	7,110	5,210
Warfel, John E.	9,333	5,210
Environmental Stewardship
We understand our corporate responsibility is to maintain shareholder value through continued economic sustainability. In fulfilling this responsibility to our shareholders, most of whom are current or past employees or immediate family members or trusts of current or former employees, we are cognizant that economic sustainability is multifaceted. We understand that one facet relates to our environmental stewardship. As outlined in our 2015 Corporate Responsibility Report, which was published in 2016, we respect the connection between our services and our impacts on employees, clients, the natural environment and communities. We also have an Environmental Policy, which is available on our website at www.davey.com under the tab "Corporate Information" at the bottom of the page, then under "Corporate Policies." We will continue to monitor our activities as a responsible corporate citizen and will continue to review our business practices in light of our corporate responsibility.
Employee Ownership
In 1979, the Company was sold to its employees by the family and descendants of the Company's founder. At that time, in addition to the employees purchasing common shares of the Company, the Company formed an Employee Stock Ownership Trust ("ESOP"), which was later converted to the 401KSOP and ESOP Plan. The Company has remained largely employee-owned since the sale in 1979, and employee ownership remains a hallmark of the Company. Currently, the Company is one of the largest and oldest ESOP service firms in the United States.
In addition to offering employees a means to earn a paycheck and obtain employee benefits, employees have the opportunity to become shareholders of the Company. This has allowed the Company to grow and become a stable yet progressive institution. Our decisions regarding our business, our growth, and our compensation plans are directly influenced by our employee-ownership nature.
Shareholder Proposals
The Company provides its shareholders with a process to submit shareholder proposals for consideration at the annual shareholder's meeting. Any shareholder who wishes to submit a proposal to be considered for a vote must follow the requirements set out in SEC Rule 14a-8, which include a shareholder owning at least $2,000 or 1% of Company common stock for at least one year by the date the proposal is submitted. Further, the proposal must be limited to 500 words.
Any shareholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to us on or before December 7, 2017. Additionally, a shareholder may submit a proposal for consideration at next year's Annual Meeting of Shareholders, but not for inclusion in next year's Proxy Statement, if that proposal is submitted on or before February 20, 2018.
Business Conduct Policies
We have a Code of Ethics that applies to all of our employees and directors and we have a Code of Ethics for Financial Matters that applies to all employees and directors, but particularly those who oversee the preparation of our financial statements. We also have a Harassment Policy, an Equal Employment Opportunity Policy, an Environmental Policy and a Privacy Policy. These policies are available at our website, www.davey.com under the tab "Corporate Information" at the bottom of the page then under "Corporate Policies," or by contacting the Corporate Secretary at The Davey Tree Expert Company, 1500 North Mantua Street, Kent, Ohio 44240.

Transactions with Related-Persons, Promoters and Certain Control Persons
Our Board of Directors has adopted a written policy regarding related-party transactions. Under that policy, all transactions with or involving a related-person must be disclosed to and approved in advance by the Corporate Governance Committee. Further, each officer and director is requested, on an annual basis, to confirm the existence of any related-person transaction. Even if disclosed, each such transaction must have a legitimate business purpose and be on terms no less favorable than that which could be obtained from unrelated third parties. Related-party transactions are considered when determining if a director is deemed to be an independent director.
In 2016, no executive officer, director or director nominee was indebted to us or was a party to any transaction in which any related-person will have a direct or indirect material interest. Further, no related-person has proposed such a transaction. For purposes of this discussion, a related-person is a director, a nominee for director, an executive officer, an immediate family member (including nonrelated-persons sharing the same household) of any of these persons, or any entity controlled by any of these persons.
OWNERSHIP OF COMMON SHARES
The following table shows, as of March 17, 2017, the number and percent of our common shares beneficially owned by each nominee, director, and officer listed in the "2016 Summary Compensation Table," and all directors and officers as a group.

Name	Number of Shares (2)(3)(4)(5)(6)	Percent(3)(7)
Karl J. Warnke(1)	625,355	4.81%
Donald C. Brown	—	—%
J. Dawson Cunningham	24,924.19%
William J. Ginn	13,719.10%
Douglas K. Hall	53,018.40%
Sandra W. Harbrecht	30,281.23%
John E. Warfel	15,950.12%
Patrick M. Covey(1)	112,544.86%
Joseph R. Paul	69,255.53%
Steven A. Marshall(1)	165,371	1.27%
James F. Stief	213,548	1.64%
20 directors and officers as a group, including those listed above (6)	1,784,936	13.73%

(1)
On March 9, 2017 Mr. Warnke announced he will retire as Chief Executive Officer, and on March 24, 2017 Mr. Covey was elected Chief Executive Officer, as well as retaining the office of President, both effective July 21, 2017. Mr. Marshall retired from the Company effective April 1, 2017.

(2)	Other than as described below, beneficial ownership of the common shares listed in the table is comprised of sole voting and investment power.
(3)
The following persons share voting and investment power with a spouse with respect to the following number of shares: Mr. Warnke, 394,738; Mr. Marshall, 33,610; Mr. Stief, 57,649; and Mr. Hall, 40,387. Mr. Warfel shares voting and investment power with his spouse and daughter with respect to 5,519 shares.

(4)
Includes shares allocated to individual accounts under our 401KSOP and ESOP Plan for which the following executive officers have sole voting power as follows: Mr. Warnke, 48,754 shares; Mr. Covey, 5,581 shares; Mr. Paul, 3,320 shares; Mr. Marshall, 63,397 shares; Mr. Stief, 25,849 shares; and 276,181 shares by all officers as a group.

(5)
These numbers include the right to purchase common shares on or before May 16, 2017 upon the exercise of outstanding stock options: Mr Warnke, 6,600 shares; Mr. Covey, 16,000 shares; Mr. Paul, 9,600 shares; Mr. Marshall, 9,400 shares; Mr. Stief, 9,800 shares; and 109,495 common shares by all directors and officers as a group. These numbers also include the right to purchase common shares on or before May 16, 2017 upon the exercise of outstanding stock appreciation rights: Mr. Warnke, 17,071 shares; Mr. Covey, 6,752 shares; Mr. Paul, 5,358 shares; Mr. Marshall, 3,332 shares; Mr. Stief, 3,209 shares; and 53,292 common shares by all directors and officers as a group, and the right to purchase common shares on or before May 16, 2017 upon the exercise of Stock Rights under the Stock Subscription program: Mr. Warnke, 1,390 shares; Mr. Covey, 416 shares; Mr. Paul, 1,045 shares; Mr. Marshall, 1,040 shares; Mr. Stief, 313 shares, and 14,238 common shares by all directors and officers as a group.

(6)	Of the shares listed, the following number of shares were pledged as security: Mr. Stief, 15,581 shares; and Mr. Repenning, 4,826 shares.
(7)
Percentage calculation based on total shares outstanding plus the options and rights exercisable by the respective individual on or before May 16, 2017, in accordance with Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended.

To our knowledge, as of March 17, 2017, no person or entity was an owner, beneficial or otherwise, of more than five percent of our outstanding common shares. Argent Trust Company, trustee of the 401KSOP and ESOP Plan, 1100 Abernathy Road, 500 Northpark, Suite 550, Atlanta, GA 30328, had, as of March 17, 2017, certain trustee-imposed rights and duties with respect to common shares held by it. The number of common shares held in the 401KSOP and ESOP Plan as of March 17, 2017, was 3,604,620, or 27.73% of our outstanding common shares.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common shares to file reports of ownership and changes in ownership of our common shares held by them with the SEC. Currently, we file these reports on behalf of our directors and executive officers. Based on our review of these reports, we believe during the year ended December 31, 2016, all reports were timely filed.
PROPOSALS TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
Employee ownership has been one of the Company’s core values since 1979. As part of our original plan to transfer control of the Company to our employees, we initially sold common shares to our Employee Stock Ownership Trust ("ESOT"), which is the trust for our Employee Stock Ownership Plan ("ESOP"). The ESOP, in conjunction with the ESOT, provided for the grant to certain employees of certain ownership rights in, but not possession of, the common shares held by the trustee of the ESOT. Effective January 1997, we commenced operation of the Davey 401KSOP and ESOP, which retained the existing ESOP participant accounts and incorporated a deferred savings plan feature. The Davey 401KSOP and ESOP provides eligible employees with the option to invest retirement funds in shares of our common stock.
Our common shares are not publicly traded. Instead, our employees have the ability to purchase our common shares through a variety of means, including through the Davey 401KSOP and ESOP, through our Employee Stock Purchase Plan, which gives employees the ability to purchase common shares through payroll deductions, and through stock subscription offerings we may conduct from time to time. Our employees and non-employee directors may also receive shares upon the exercise of stock options or other equity awards granted under our 2014 Omnibus Plan.
To protect our level of employee ownership, we have long imposed transfer restrictions on our common shares. These restrictions are set forth in our Amended Articles of Incorporation (the "Articles") and in other plans and agreements pursuant to which our employees and non-employee directors have received shares, including our 2014 Omnibus Plan. By virtue of these restrictions, our common shares are predominantly held by former and current Davey employees, through the Davey 401KSOP and ESOP, and by certain transferees or beneficiaries of our former and current shareholders.
In just the last three years, the percentage of our outstanding common shares held by active Company employees has decreased from approximately 58% to approximately 50%. After considering this decrease and the current composition of our shareholder base, our Board of Directors, in consultation with management, determined it to be in the best interests of the Company and our shareholders to amend our Articles to impose additional transfer restrictions and grant the Company additional rights to repurchase common shares held by certain shareholders. The Board of Directors believes these additional restrictions and rights are necessary in order to fully support and promote the Company’s policy favoring employee ownership. To that end, our Board of Directors has approved, and is asking our shareholders to approve, the three separate proposals to amend our Articles described below.
The full text of the Articles reflecting each of the proposed amendments is attached to this Proxy Statement as Appendix A. Text that is underlined represents the new text proposed to be added to the Articles and text that is struck through represents the text proposed to be deleted. The following description of each proposed amendment to the Articles is qualified in its entirety by reference to Appendix A.
Separate Proposals
Proposals 2, 3 and 4 each relate to the amendment of Article SIXTH in the Articles. Proposal 2 concerns an amendment to the Company’s right of first refusal, Proposal 3 concerns an amendment to the mechanics of how the Company exercises its right of first refusal in certain instances, and Proposal 4 concerns an amendment to grant the Company the right to repurchase shares held by certain shareholders. Therefore, we are setting out each separate matter intended to be acted upon, so that shareholders are able to express their views on each amendment separately. The approval of any proposal is not conditioned on the approval of any other proposal. The Company will only amend the Articles to implement a proposal if that particular proposal receives the requisite vote for approval. Those amendments that are not approved by shareholders will not be reflected in the Articles.
PROPOSAL TWO
APPROVAL TO AMEND THE ARTICLES WITH RESPECT
TO THE COMPANY'S RIGHT OF FIRST REFUSAL
We are seeking shareholder approval to amend the Company’s right of first refusal in Article SIXTH of the Articles.
Background of the Proposal
Article SIXTH of the Articles currently provides that, upon the proposed sale, gift or transfer of common shares by a shareholder or the shareholder’s estate, other than (i) transfers to a current employee of the Company, (ii) transfers by a current or former employee of the Company to members of his or her immediate family, and (iii) transfers by a deceased current or former employee to members of his or her immediate family, the Company and the ESOT shall have the right, at their option, to repurchase all (but not less than all) common shares held by the shareholder or the shareholder’s estate, as the case may be. For purposes of Article SIXTH, "immediate family member" includes the employee’s spouse, children (including any adopted children and step children), and any trust established for the benefit of one or more of them.
We are proposing to amend the right of first refusal in Article SIXTH to provide that when a shareholder, or, following the death of a shareholder, the shareholder’s estate or personal representative, proposes to sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (each, a "transfer"), other than transfers to a current employee of the Company, then the Company and the ESOT will have the right, at their option, to purchase all (but not less than all) of the common shares proposed to be transferred. The right of the Company and the ESOT to purchase the common shares may be exercised at any time within 30 days after the certificate or certificates representing the common shares have been surrendered to the Company or its transfer agent for transfer (or if later, within 30 days following the end of the Company’s blackout period if the transfer is proposed during the Company’s blackout period).
The Board of Directors believes it is necessary to expand the Company’s current right of first refusal to encompass all proposed transfers to third parties, except for transfers to current employees of the Company, in order to fully support the Company’s policy of favoring employee ownership. The broader transfer restrictions are intended to enhance employee ownership and reduce the incidence of our common shares being transferred to third parties with little or no connection or affiliation to the Company.
Effects of the Amendment
The proposed amendment, if approved by our shareholders, will become effective upon the filing and acceptance of the Amended Articles with the Ohio Secretary of State. Upon the effectiveness of the Amended Articles, any transfers of our common shares proposed to be made upon or following the effectiveness of the Amended Articles will be subject to the amended right of first refusal. Transfers of our common shares made prior to the effectiveness of the Amended Articles will not be impacted by, or become retroactively subject to, the amended right of first refusal.
Shareholders should be aware that, regardless of whether the proposed amendment is approved, all common shares issued pursuant to our equity plans remain subject to any additional repurchase rights or restrictions on transfer imposed on such shares, including those set forth under our 2014 Omnibus Plan. If approved, certain common shares may also become subject to the repurchase right proposed to be added to the Articles in Proposal 4.
Vote Required
The affirmative vote of the holders of two-thirds of the common shares outstanding and entitled to vote at the Annual Meeting is required to approve Proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE ARTICLES WITH RESPECT TO THE COMPANY’S RIGHT OF FIRST REFUSAL.

PROPOSAL THREE
APPROVAL TO AMEND THE ARTICLES WITH RESPECT TO THE COMPANY'S EXERCISE OF
ITS RIGHT OF FIRST REFUSAL UPON THE DEATH OF A SHAREHOLDER
We are seeking shareholder approval to amend Article SIXTH of the Articles to extend the time period within which the Company may exercise its right of first refusal to purchase common shares proposed to be transferred by a deceased shareholder’s estate or personal representative.
Background of the Proposal
Article SIXTH of the Articles currently provides that in the event of the death of a shareholder and the proposed transfer of the deceased shareholder’s common shares to anyone other than certain individuals specified in the Articles, the Company and the ESOT have the right, at their option, to purchase the deceased shareholder’s common shares by delivering written notice to the representatives of the shareholder’s estate. The Company must deliver the notice of exercise at any time on or before the 30th day after the Company receives written notice of (i) the shareholder’s death and (ii) the identity and address of the representatives of the shareholder’s estate.
We are proposing to amend Article SIXTH to instead provide that the Company and the ESOT may exercise the right of first refusal described above by delivering written notice at any time on or before the 60th day after the Company receives written notice of (i) the intent to transfer the deceased shareholder’s common shares and (ii) the identity and address of the shareholder’s estate or personal representative. The remaining provisions of Article SIXTH will also be amended to reflect the change from a 30-day exercise period to a 60-day exercise period following the notice of intent to transfer the deceased shareholder’s common shares.
The Board of Directors believes these changes are appropriate in order to give the Company additional time to gather the necessary information it may need to make a decision as to whether to exercise its right to purchase the common shares.
Effects of the Amendment
The proposed amendment, if approved by our shareholders, will become effective upon the filing and acceptance of the Amended Articles with the Ohio Secretary of State. Upon the effectiveness of the Amended Articles, any transfers of our common shares by a deceased shareholder’s estate or personal representative proposed to be made upon or following the effectiveness of the Amended Articles will be subject to the amended provisions. Any transfers made prior to the effectiveness of the Amended Articles will not be impacted by, or become retroactively subject to, the amended provisions.
Vote Required
The affirmative vote of the holders of two-thirds of the common shares outstanding and entitled to vote at the Annual Meeting is required to approve Proposal 3.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE PROPOSAL WITH RESPECT TO THE COMPANY’S EXERCISE OF ITS RIGHT OF FIRST REFUSAL UPON THE DEATH OF A SHAREHOLDER.
PROPOSAL FOUR
APPROVAL TO AMEND THE ARTICLES TO GRANT THE COMPANY A RIGHT TO
REPURCHASE COMMON SHARES
We are seeking shareholder approval to amend Article SIXTH of the Articles to grant the Company a right to repurchase common shares held by certain shareholders.
Background of the Proposal
Our Articles currently permit the Company and the ESOT to repurchase common shares only upon certain transfers, described in the background of Proposal 2. The proposed amendments would enable the Company and the ESOT, at any time or times, and from time to time, at their option, to purchase any or all common shares held by any shareholder, other than (i) the ESOT,

(ii) a former employee who has retired from the Company or (iii) a current employee or director of the Company. The shares could be repurchased without any proposed transfer of such shares.
The Board of Directors expects that this amendment, if adopted, would provide the Company with the flexibility to increase its rate of share repurchases in the future. The Company, at this time, does not have any specific repurchase targets, and the timing and amount of actual repurchases will be determined by a number of factors, including, but not limited to, the Company’s cash and debt position, future liquidity needs and legal requirements.
Effects of the Amendment
The proposed amendment, if approved, would become effective upon the filing and acceptance of the Amended Articles with the Ohio Secretary of State. Upon the effectiveness of the Amended Articles, the Company and the ESOT would have the right to purchase any or all common shares held by a shareholder, other than (i) the ESOT, (ii) a former employee who has retired from the Company or (iii) a current employee or director of the Company, regardless of when or how the common shares were acquired.
Shareholders should be aware that, regardless of whether the proposed amendment is approved, all common shares remain subject to any additional repurchase rights or restrictions on transfer imposed on such shares, including those set forth under our 2014 Omnibus Plan and in Article SIXTH of our Articles.
Vote Required
The affirmative vote of the holders of two-thirds of the common shares outstanding and entitled to vote at the Annual Meeting is required to approve Proposal 4.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE ARTICLES TO GRANT THE COMPANY A RIGHT TO REPURCHASE COMMON SHARES.
PROPOSALS TO AMEND THE COMPANY’S REGULATIONS
We are seeking shareholder approval to amend certain provisions of our Amended and Restated Regulations (the "Regulations"). Our Board of Directors believes these amendments would make the Regulations more consistent and in line with the current Ohio General Corporation Law ("OGCL") and corporate practice, better reflect our practices, and provide more accommodations to our shareholders with respect to certain matters, such as shareholder meetings.
The full text of the Regulations reflecting each of the proposed amendments is attached to this Proxy Statement as Appendix B. Text that is underlined represents the new text proposed to be added to the Regulations and text that is struck through represents the text proposed to be deleted. The following description of each proposed amendment to the Regulations is qualified in its entirety by reference to Appendix B.
The amendment proposed in each Proposal will become effective immediately upon shareholder approval.
Separate Proposals
Proposals 5 through 10 all relate to the amendment of the Regulations, but each Proposal concerns the amendment of distinct provisions of the Regulations. Therefore, we are setting out each separate matter intended to be acted upon, so that shareholders are able to express their views on each amendment separately. The approval of a proposal is not conditioned on the approval of any other proposal. The Company will only amend the Regulations to implement a proposal if that particular proposal receives the requisite vote for approval. Those proposals that are not approved by shareholders will not be reflected in the Regulations.
Minor Changes to the Regulations
In the event any of Proposals 5 through 10 is passed, the Company will also make the following two minor changes to the Regulations:

•	In Article IV, Section 2, change the word "pension" to "retirement" in discussing benefits that may be provided, and

•	In Article VIII, remove the requirement for the Company’s corporate seal to be "circular in form."

PROPOSAL FIVE
APPROVAL TO AMEND THE REGULATIONS WITH RESPECT TO THE TIME
OF ANNUAL AND SPECIAL MEETINGS OF SHAREHOLDERS
We are seeking shareholder approval to amend the Regulations with respect to the time we hold our annual meeting of shareholders and the time when we may convene a special meeting of shareholders.
Background of the Proposal
Our Regulations currently provide that the annual meeting of shareholders will be held at 2:00 p.m., on the third Tuesday of May in each year, unless the Board of Directors specifically designates a different date or time, and that any special meeting of shareholders would be convened between 9:00 a.m. and 4:00 p.m. The Board of Directors proposes to change the stated time of the annual meeting to 5:00 p.m., on the third Tuesday of May in each year, and the time period within which we may convene a special meeting to between 6:00 a.m. and 9:00 p.m., or at such other time as designated in the notice of the special meeting. We have traditionally held the annual meeting of shareholders at 5:00 p.m. on the third Tuesday of May over many years to allow more shareholders to attend the meeting, considering that most of the Company’s shareholders are employees of the Company whose work duties may interfere with the currently stated 2:00 p.m. meeting time, and this amendment is being proposed to reflect our current practice. The change to the special meeting time will also provide more flexibility when scheduling a special meeting in order to better accommodate shareholders.
Effect of the Proposed Amendment
If shareholders approve this proposal, Article I, Section 1 of the Regulations will be revised to provide for the annual meeting of shareholders to be held at 5:00 p.m., on the third Tuesday of May in each year, unless the Board of Directors designates a different date or time, and Article I, Section 2 of the Regulations will be revised to provide for a special meeting of shareholders to be convened between 6:00 a.m. and 9:00 p.m., or at such other time as designated in the notice of the special meeting.
Vote Required
The affirmative vote of the holders of our common shares entitled to exercise a majority of the voting power of the Company is required to approve Proposal 5.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE REGULATIONS WITH RESPECT TO THE TIME OF ANNUAL AND SPECIAL MEETINGS OF SHAREHOLDERS.
PROPOSAL SIX
APPROVAL TO AMEND THE REGULATIONS WITH RESPECT TO THE NOTICE
OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS
We are seeking shareholder approval to amend our Regulations with respect to when and how we provide notice of special meetings of the Board of Directors to our directors.
Background of the Proposal
Our Regulations currently require us to provide written notice of the time and place of each special meeting of the Board of Directors to each director either by personal delivery or by mail, telegram or cablegram at least two business days before the meeting. The Board of Directors is proposing to change these requirements to instead require written notice to be given at least five business days before the meeting by personal delivery, e-mail, certified mail or recognized delivery service. In addition to modernizing the Regulations, these changes are intended to bring the notice requirements more in line with the Company’s current practice. Further, these changes will ensure that each director has sufficient time to fully consider the matters to be presented at the special meeting prior to voting and to make arrangements in order to attend and participate in the special meeting.

Effect of the Proposed Amendment
If shareholders approve this proposal, Article II, Section 6 of the Regulations will be revised to provide that written notice of the time and place of special meetings of the Board of Directors will be given to each director either by personal delivery, e-mail, certified mail or recognized delivery service at least five business days before the meeting.
Vote Required
The affirmative vote of the holders of our common shares entitled to exercise a majority of the voting power of the Company is required to approve Proposal 6.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE REGULATIONS WITH RESPECT TO THE NOTICE OF SPECIAL MEETINGS OF THE BOARD OF DIRECTORS.
PROPOSAL SEVEN
APPOVAL TO AMEND THE REGULATIONS TO
CLARIFY AND SEPARATE THE ROLES OF CERTAIN OFFICERS
We are seeking shareholder approval to amend our Regulations to clarify and separate the roles of certain officers in order to bring our Regulations more in line with the Company’s organizational structure and practice.
Background of the Proposal
In accordance with the OGCL, our Regulations currently require the Board of Directors to elect a President, Secretary and Treasurer and grant the Board of Directors the discretionary authority to elect certain other officers, including a Chairman of the Board. The general duties and authorities prescribed to each of these officers are set forth in the Regulations.
In light of the Company’s current organizational structure and practice, the Board of Directors proposes to amend the Regulations to better clarify and separate the roles of certain officers. The amendments are also intended to give the Board of Directors more flexibility to assign separate titles to senior management of the Company, if the Company’s needs would be best served by members of management having separate areas of responsibility.
Several of the proposed changes would clarify the duties and authorities of the Chief Executive Officer of the Company, which are not currently addressed in the Regulations. These changes would also reflect the Company’s current practice of appointing a separate Chief Executive Officer and a President while preserving the flexibility of the Board of Directors to appoint one individual to serve as both the President and Chief Executive Officer.
Effect of the Proposed Amendment
If shareholders approve this proposal, the following changes will be made to the Regulations:

Section		Proposed Change
Article 1, Section 1, Annual Meeting	●	The Chief Executive Officer, in lieu of the President, will have authority to designate the time and place of the Company's annual meeting of shareholders.

Article 1, Section 2, Special Meeting	●
The Chief Executive Officer will have the authority to call a special meeting of the shareholders, and the President, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents will no longer have such authority.

Article II, Section 6, Special Meetings	●
The Chief Executive Officer will have the authority to call a special meeting of the Board of Directors, and Executive Vice Presidents, Senior Vice Presidents and Vice Presidents will no longer have such authority.

Section		Proposed Change
Article III, Section 1, Election and Designation of Officers	●	"Chief Executive Officer" will be listed as an officer title the Board of Directors has the discretionary authority to elect.
	●	The President will no longer be required to be a director of the Company.

Article III, Section 4, Duties at Meetings	●
Section 4 will be titled "Duties at Meetings" and will provide that either the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or the President shall preside at all meetings of the shareholders, and that either the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or, if a director, the President, shall preside at all meetings of the Board of Directors, except for meetings at which the Chairman of the Board, if any, presides.

	●	The duties of the President will be addressed in Section 6 of Article III.

Article III, Section 5, Duties of Chief Executive Officer	●
Section 5 will be titled "Duties of Chief Executive Officer" and will address the duties of the Chief Executive Officer. Section 5 will also provide that the President (if different) will exercise the authority and perform the duties of the Chief Executive Officer in the event the Chief Executive Officer is unable to do so.

Article III, Section 6, Duties of the President	●
Section 6 will be titled "Duties of the President" and will address the duties of the President. Section 6 will also provide that if the President is not the Chief Executive Officer, then the President will act under the control of the Chief Executive Officer.

Article III, Section 7, Duties of the Chairman of the Board	●
Section 7 will be titled "Duties of the Chairman of the Board" and will address the duties of the Chairman of the Board. Section 7 will provide that the Vice Chairman of the Board, the Chief Executive Officer or, if a director, the President, will exercise all the authority of, and perform all of the duties of, the Chairman of the Board in the event the Chairman of the Board is unable to do so.

Article III, Section 10, Other Officers	●
The positions of Executive Vice President, Senior Vice President and Vice President will be added to Section 10, which discusses the authority and duties of other officers elected by the Board of Directors.

Article VII, Section 1, Form of Certificates and Signatures	●
The President, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers will no longer have the authority to sign physical stock certificates representing shares of the Company.

Other Minor Changes	●	Section numbers and references will be updated throughout the Regulations to reflect the changes discussed above.
Vote Required
The affirmative vote of the holders of our common shares entitled to exercise a majority of the voting power of the Company is required to approve Proposal 7.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE REGULATIONS TO CLARIFY AND SEPARATE THE ROLES OF CERTAIN OFFICERS.

PROPOSAL EIGHT
APPROVAL TO AMEND THE REGULATIONS
WITH RESPECT TO THE RECORD DATE OF
ANNUAL MEETINGS OF SHAREHOLDERS
We are seeking shareholder approval to amend our Regulations to increase the maximum time within which the Board of Directors may fix the record date to no more than 75 days prior to the annual shareholders meeting.
Background of the Proposal
Article VI of our Regulations currently provides that the Board of Directors may fix a record date for any lawful purpose, including, without limitation, for the determination of the shareholders who are entitled to receive notice of or to vote at any meeting of shareholders, in accordance with the provisions of the OGCL. The OGCL provides that any record date set for the determination of the shareholders who are entitled to receive notice of or to vote at a meeting of shareholders shall not be more than 60 days preceding the date of the meeting, unless the articles or regulations specify a shorter or a longer period for that purpose. The Board of Directors, pursuant to the authority granted in the OGCL, is proposing to amend the Regulations to provide that the Company may set a record date no later than 75 days prior to the date of the annual meeting. This change is proposed to allow more time for the Company to prepare and distribute proxy materials.
Effect of the Proposed Amendment
If shareholders approve this proposal, Article VI of our Regulations will be revised to provide that the Board of Directors may fix a record date for the annual shareholders meeting to no more than 75 days prior to the date of the meeting for any lawful purpose, including the determination of the shareholders entitled to receive notice of or to vote at the meeting.
Vote Required
The affirmative vote of the holders of our common shares entitled to exercise a majority of the voting power of the Company is required to approve Proposal 8.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE REGULATIONS TO FIX THE RECORD DATE.
PROPOSAL NINE
APPROVAL TO AMEND THE REGULATIONS TO
PERMIT THE ISSUANCE OF UNCERTIFICATED SHARES
We are seeking shareholder approval to amend our Regulations to allow the Board of Directors to authorize the Company to issue shares without issuing physical (paper) certificates to evidence those shares ("uncertificated shares").
Background of the Proposal
Article VII of our Regulations currently requires the Company to issue physical certificates to each shareholder of record evidencing the shares owned by such shareholder. The current version of Article VII was consistent with the requirements of the OGCL when drafted. However, in view of changes in the OGCL and developments in technology and recordkeeping processes, the Board of Directors believes that the current requirements of the Regulations are unduly restrictive, and that the Company should have the flexibility to issue uncertificated shares to the extent permitted by the OGCL.
Effect of the Proposed Amendment
If shareholders approve this proposal, Article VII of our Regulations will be revised to allow the Board of Directors to authorize the Company to issue uncertificated shares and will also authorize the Board of Directors to make all rules and regulations as it deems expedient to concerning the issue, transfer and registration of certificated and uncertificated shares.
While the proposed amendment will permit the Company to continue to issue physical stock certificates, such as upon the specific request of a shareholder, the Company may begin utilizing the authority to issue its shares in uncertificated shares by recording shares issued by the Company or transferred into the name of a new or existing registered owner in electronic form with no physical stock certificate being issued.
Even if shareholders approve this proposal, shareholders will still have the ability to request physical certificates from the Company, if desired, and will still have their shares registered on the books of the Company, meaning that they will receive annual and other reports, dividends, proxy statements and other communications of the Company, exactly the same as if they held stock certificates directly. In addition, shareholders owning their shares in electronic form will not have to worry about safekeeping or losing certificates, or having them stolen.
Vote Required
The affirmative vote of the holders of our common shares entitled to exercise a majority of the voting power of the Company is required to approve Proposal 9.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE REGULATIONS TO PERMIT THE ISSUANCE OF UNCERTIFICATED SHARES.
PROPOSAL TEN
APPROVAL TO AMEND THE REGULATIONS TO ALLOW THE BOARD OF DIRECTORS
TO AMEND THE REGULATIONS TO THE EXTENT PERMITTED BY OHIO LAW
We are seeking shareholder approval to amend our Regulations to allow our Board of Directors to adopt amendments to the Regulations to the extent permitted by the OGCL. Our Regulations currently require our shareholders to adopt all amendments, regardless of how minor.
Background of the Proposal
Many jurisdictions, such as Delaware, have historically allowed the directors of a corporation to amend that corporation’s bylaws (the equivalent of Ohio’s code of regulations) without shareholder approval. In 2006, the OGCL was amended to allow directors of an Ohio corporation to make certain amendments to its code of regulations without shareholder approval, if the authority to do so is provided in the corporation’s articles of incorporation or code of regulations, and so long as the shareholders also retain the power to adopt, amend, or repeal the corporation’s code of regulations.
After the 2006 amendment, the OGCL provides Ohio corporations, such as the Company, with flexibility similar to Delaware corporations, except that the law reserves to shareholders the right to approve amendments affecting certain fundamental matters, including the following:

•	changing the percentage of common shares needed to call a special shareholders’ meeting;

•	changing the length of the time period required for notice of shareholders’ meetings;

•	changing the requirement for a quorum at shareholders’ meetings;

•	prohibiting shareholder or director actions from being authorized or taken by written consent without a meeting;

•	changing the length of the terms of office for our directors or providing for classification of directors;

•	requiring greater than a majority vote of shareholders to remove directors without cause;

•	changing the requirements for a quorum at directors’ meetings or the required vote for an action of the directors; or

•	including a requirement that a "control share acquisition" of the corporation be approved by the corporation’s shareholders.
Effect of the Proposed Amendment
If shareholders approve this proposal, Article IX of our Regulations will be revised to allow the Board of Directors to amend our Regulations in the future to the extent permitted by the OGCL. Although we cannot predict in advance how the Board of Directors will exercise this power, if approved by shareholders, the Board of Directors anticipates that it may be used from time to time to modernize our Regulations, to reflect changes to conform with applicable laws, and to make ministerial and other changes as the Board of Directors deems appropriate. We will be required to promptly notify our shareholders of any amendments that the Board of Directors makes to our Regulations by filing a report with the SEC or by sending a notice to shareholders of record as of the date of the adoption of the amendment.

Even if shareholders approve this proposal, shareholders will retain the power to adopt, amend, and repeal the Regulations without action by the Board of Directors. As a result, shareholders will have the ability to change, modify, or repeal any amendments made by the Board of Directors should they determine that course to be appropriate. Under no circumstances will the Board of Directors be permitted to delegate its authority to adopt, amend, or repeal our Regulations to a committee of the Board of Directors.
Vote Required
The affirmative vote of the holders of our common shares entitled to exercise a majority of the voting power of the Company is required to approve Proposal 10.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE REGULATIONS TO PERMIT THE BOARD OF DIRECTORS TO AMEND THE REGULATIONS TO THE EXTENT PERMITTED BY OHIO LAW.
PROPOSAL ELEVEN
ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), enable our shareholders to vote to approve, on an advisory, nonbinding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement, often referred to as the "say-on-pay" proposal. In 2011, our shareholders voted to hold this "say-on-pay" vote every three years and the Board of Directors voted to approve this option. Shareholders also have the opportunity to vote on the frequency of future votes on Named Executive Officer compensation at this annual meeting, as described below under "Proposal Twelve - Advisory Approval of the Frequency of the Vote to Approve the Compensation of Our Named Executive Officers."
As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Under this program our executive officers are rewarded for the achievement of specified short-term, long-term and strategic goals, and increased shareholder value. Please read the "Compensation Discussion and Analysis" and review other information provided in this Proxy Statement for additional details about our executive compensation program, including information about the Fiscal Year 2016 compensation of our Named Executive Officers.
We believe our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to create value for our shareholders.
In support of this belief and reflective of the Compensation Committee’s oversight of the executive compensation program, the Compensation Committee has adopted the following practices:

•	Performance goals that require the management team to maintain and improve profitability in all economic environments to receive target compensation;

•	A principal part of executive compensation consists of performance-based incentives, including performance shares;

•
Establish total direct compensation such that, when our fundamental financial performance is at target levels, total compensation (base salary, short-term cash incentives, and long-term incentives) for each executive officer is competitive with the total compensation for executives in comparable positions at companies in our market; and

•	Incentive plan payouts based on pre-established and measurable metrics with payouts that cannot exceed maximum values.
The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

We are asking our shareholders to indicate their support for our Named Executive Officer compensation program as described in this Proxy Statement. Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

"RESOLVED, that the Company’s shareholders approve, on an advisory, nonbinding basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosures."

This proposal gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation or any single compensation philosophy, policy or practice, but rather the overall compensation of our Named Executive Officers as described in this proxy statement.
While the Board of Directors values the opinions of our shareholders, the say-on-pay vote is advisory and is not binding on the Company, the Board of Directors or the Compensation Committee. However, we did consider the results of the advisory vote last taken in 2014 and, due to the strong support demonstrated by our shareholders, determined that no immediate changes to the compensation plan for our Named Executive Officers were necessary. We will consider the results of the vote when evaluating the perception of our plans by the shareholders and will continue, as has been our ongoing practices, to evaluate whether any future actions will be advisable to address those concerns.
Vote Required
The number of votes cast by shareholders, either in person or by proxy, at the annual meeting "for" advisory approval of the compensation of our Named Executive Officers pursuant to the above resolution must exceed the number of votes cast "against" advisory approval. Abstentions and non-votes will have no effect on the vote. Shares represented by executed proxies on proxy cards will be voted, if specific instructions are not otherwise given, for the advisory approval of the compensation of our Named Executive Officers.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
PROPOSAL TWELVE
ADVISORY APPROVAL OF THE FREQUENCY OF THE VOTE TO APPROVE
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our Named Executive Officers (also known as "say-when-on-pay"). This advisory vote, which is also required by Section 14A of the Exchange Act, must be solicited from our shareholders at least once every six years. At the last vote held at the 2011 annual meeting of shareholders, shareholders voted for the advisory vote on Named Executive Officer compensation to be held once every three years, and our Board of Directors approved this choice.
Our Board of Directors believes that a frequency of every three years for the advisory vote on executive compensation is the optimal interval for the Company for conducting and responding to a vote on executive compensation. Our Board of Directors and the Compensation Committee also believe that holding a vote on executive compensation every three years provides the Board of Directors and the Compensation Committee with the opportunity to thoroughly consider the results of the advisory vote, respond to the vote results and effectively implement any appropriate changes to our executive compensation policies and procedures. Shareholders who have concerns about executive compensation during the interval between votes on executive compensation may bring their specific concerns to the attention of our Board of Directors.
We understand that our shareholders may have different views as to the frequency of "say-on-pay" votes, and we look forward to hearing from our shareholders on this Proposal. We are asking our shareholders to indicate whether they would prefer that we conduct future advisory votes on the compensation of our Named Executive Officers annually, every two years or every three years by voting on the following resolution at the annual meeting:

"RESOLVED, that the option of every year, every two years or every three years that receives the highest number of votes cast for this resolution will be considered the shareholders’ recommendation of the frequency with which The Davey Tree Expert Company is to hold a shareholder advisory vote on the compensation of its Named Executive Officers."

Although this advisory vote on the frequency of the advisory vote on our Named Executive Officer compensation is non-binding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on the compensation of our Named Executive Officers. The Board of Directors and the Compensation Committee may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the option approved by our shareholders. The next shareholder vote on the frequency of future votes on the compensation of our Named Executive Officers is expected to occur at our 2023 annual meeting of shareholders.
Vote Required
The option of every year, every two years or every three years that receives the highest number of votes cast by shareholders, either in person or by proxy, at the annual meeting will be considered the shareholders’ recommendation of the frequency for the advisory vote on the compensation of our Named Executive Officers. Abstentions and non-votes will have no effect on the vote. Shares represented by executed proxies on proxy cards will be voted, if specific instructions are not otherwise given, for a three year frequency.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
COMPENSATION DISCUSSION AND ANALYSIS

I.	Executive Summary
The Compensation Discussion and Analysis section of the Proxy Statement discusses the compensation of the NEOs and includes an overview of 2016's business environment and company performance, as well as a description of the major elements of the Company's executive officer compensation plans and programs, and the factors that are considered in making compensation decisions.
The members of the Compensation Committee of the Board of Directors, which is composed entirely of independent, nonemployee directors, assist the Board of Directors ("Board" or "Board of Directors") in carrying out its responsibilities for management succession matters, for developing, approving and administering the Company's executive officer incentive and benefits programs, for establishing the base salary for the Chief Executive Officer, and for recommending director compensation. In this role, our objective is to align executive officer compensation with the interests of the Company's shareholders.

II.	Financial Performance Overview and Company Performance
Financial Performance Overview
In 2016 the U.S. economy exhibited signs of improvement; however, certain sectors were affected by continued economic pressures. Much like the overall economy, the Company's divisions experienced varied results. In spite of these pressures, the Company maintained its growth strategy and achieved record-setting revenues and operating profit in many of the Company's divisions and subsidiaries and continued its organic and acquisition growth strategy. In 2016, the Company:

•	Generated cash flow from operating activities of $55,370,000 (as set forth on page F-7 in the Company's Form 10-K for the fiscal year ended December 31, 2016);

•	Achieved net income of $22,284,000, or 2.6% of revenues, compared to $21,798,000, or 2.7%, of revenues in the prior year;

•	Generated income from operations of $45,371,000, which was 2.9% higher than in 2015;

•	Return on average invested capital of 17.04%;

•	Increased revenues by $23,774,000, or a 2.9% increase over 2015 revenues;

•	Completed multiple business acquisitions in strategic geographic regions and markets; and

•	Continued to implement the Company's Vision 2020 growth and value strategy.

The Company's income from operations was only 2.9% higher than in 2015 mostly due to economic pressures in the electric utility market, which was offset by improving economics in the residential and commercial market sectors. All financial results noted above are based on the Company's audited financial statements prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") except for return on average invested capital ("ROAIC"). ROAIC is defined and discussed under the Long-Term Incentive Compensation caption in Section V of this Compensation Discussion and Analysis.
Company Performance
The following Performance Graphs compare cumulative total shareholder returns for our common shares during the last ten and five years to the Standard & Poor's 500 Stock Index (the "S&P 500") and to an index of selected peer group companies. Our Peer Group, which is the same group used by our independent stock valuation firm, consists of: ABM Industries Incorporated; Comfort Systems USA, Inc.; Dycom Industries, Inc.; MYR Group, Inc.; Quanta Services, Inc.; Rollins, Inc.; and Scotts Miracle-Gro Company. Each of the three measures of cumulative total return assumes reinvestment of dividends.
The five-year cumulative total return graph on page 29 indicates that the Company's return line is tracking with or slightly below the S&P 500. During this same period, except for 2016, the Company was virtually even with, or above, our Peer Group. In 2016 the Company's results remained on an upward trajectory, but were not as dramatic as our Peer Group primarily because the two companies that account for the greatest weighted return percentage in our Peer Group, Quanta Services, Inc. and Scotts Miracle-Gro Company, experienced significant increases in profit percentages and stock value.
Overall, the change in the Company's performance on the five-year and ten-year graphs compared to historical performance against both our Peer Group and the S&P 500 was driven in part by an upward trend of improved financial performance by our Peer Group, as well as investor confidence in the years following the last recession. Unlike our Peer Group and the market as a whole, the Company did not experience the dramatic downturn during the 2008 recession. This, in turn, resulted in a more dramatic post-recovery for both the S&P 500 and our Peer Group, while we experienced a continual and persistent increase in returns over both the five and ten year periods.
Given the events that have affected the results, the returns for each group are more accurately reflected over the ten-year period. Thus, in order to show a more complete and balanced comparison, we have included the ten-year cumulative total return graph below. As detailed on the ten-year graph, our returns have been consistently higher when compared to both the S&P 500 and our Peer Group. Over this ten-year period, our indexed returns have grown to 297 points over the base year, while our Peer Group, the closest to our return, has grown to 266 points over that same time period. We consider the ten-year cumulative total return graph to present a more accurate comparison of our results and the results of our comparators.

	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Davey	100	123	129	132	148	160	190	218	251	274	297
S&P 500 Index	100	105	66	84	97	99	115	152	172	175	196
Peer Group	100	109	85	97	118	121	132	174	177	186	266

	2011	2012	2013	2014	2015	2016
Davey	100	119	136	156	171	185
S&P 500 Index	100	116	154	175	177	198
Peer Group	100	109	144	146	154	219

III.	Changes in Executive Compensation
In 2016 we made changes to the Supplemental Executive Retirement Plan ("SERP"). As detailed in this discussion, the SERP was amended to set monthly payments at retirement for the three remaining active participants. Although we will continue to adjust the SERP accrual to account for changes in actuarial values, no additional benefits will be granted to the three remaining participants.

IV.	Philosophy and Elements of Executive Compensation Structure and Components
Aligning Compensation to Company Performance and Shareholder Value
Our compensation philosophy is to drive and support the Company's business goals by recognizing the attainment of measurable performance and the achievement of approved goals and objectives. In addition, we regularly assess whether the Company's compensation structure establishes appropriate incentives for management and employees, and validate that awards are made with due consideration of balancing risks and rewards.
To drive this philosophy, a significant part of the compensation for senior executives is tied to Company performance or achievement of certain goals and, therefore, is not guaranteed. If the Company or an executive fails to perform within established parameters for a given fiscal year, incentive compensation may be changed, reduced or eliminated.

We believe our executive officer compensation programs are closely aligned with the interests of the Company's shareholders. Among other things, as discussed more fully in the Annual Incentive Compensation Plan caption of this Section, a significant portion of the NEOs' annual pay is comprised of the management incentive compensation plan payment. The weighting toward management incentive compensation plan payments is designed to link a substantial percentage of the NEOs' pay to goal achievements and Company performance. In order to also focus management's attention on the future growth and development of the long-term performance of the Company, incentives reflect competitive market levels and practices, and focus on longer-term financial performance, sustainability, and strategic development of the Company.
For 2016, executive management objectives included revenue, operating profit, growth, acquisitions and management succession goals. With regard to these objectives, in 2016 the Company's revenues were a record high and increased 2.9% over the prior year. Operating profit (a non-GAAP measure as defined in this Proxy Statement) was $51,580,000 in 2016 and the Company achieved an operating profit percentage of 6.1%. Moreover, the Company completed multiple acquisitions and each NEO was engaged in the management succession planning, both with the assistance of the Board of Directors and with other officers and managers of the Company.
Objectives of Compensation Structure and Components
The main objectives of the compensation programs are to:

•	attract and retain qualified personnel;

•	reward personnel for achieving recognized goals and objectives;

•	generate a fair return to shareholders on their investment; and

•	utilize the compensation structure to align with the Company's culture, business objectives and employee ownership structure.
In order to meet these objectives, we design the Company's compensation programs such that shareholders' interests are advanced before we approve any incentive payments to the executive officers. To the extent that the efforts of the executive officers result in higher earnings and enhanced shareholder value, we believe the officers should be rewarded. As a result, we intend for the compensation programs to create a significant incentive to properly manage the Company, which in turn will create long-term benefits for shareholders without encouraging the taking of excessive risks that could be detrimental to the growth of the Company or the interests of its shareholders.
Our executive compensation program provides a balanced mix of salary, incentive bonuses and equity awards. By creating a compensation program that includes both long- and short-term goals and targets, we believe that each element of the overall program, comprised of base salary, annual cash incentive plan awards, and longer-term stock options, stock appreciation rights, and performance-based restricted stock unit grants, complements and rewards annual performance as well as ensures long-term viability, growth and shareholder value. Conversely, in order to reduce the risk of focusing on too narrow a result, currently no portion of an award under the compensation programs is based solely on an increase in the Company's stock price. Further, no award is grossed-up or otherwise adjusted to account for its tax consequences and the calculation of awards under the programs is established except as indicated, based on U.S. GAAP financial measures consistent with our audited financial statements. Additionally, to retain and attract qualified executive and management talent, the Board has approved several retirement benefit plans.
We understand that compensation programs should be designed to reduce the opportunity for participants to take unnecessary risks to the detriment of the shareholders or the Company's future viability in order to achieve identified performance targets. We have designed the executive compensation programs to address these risks and minimize the opportunity for any individual to manipulate or undermine the programs. We have accomplished this by tailoring the programs to incorporate measurable objectives. These objectives include plan and targeted objectives including revenues, operating and pre-tax profit, organic and acquisition growth, cash flow, and return on invested capital. The objectives also include certain non-financial measures such as management succession, including identifying and cultivating future managers and executives that are set in advance and reviewed periodically by the Board. Annual bonus-based calculations, and goals and responsibilities set jointly by us with input from the CEO, are approved by the Board. Further, the Board reviews and approves all executive bonus payments. We implemented these programs in part to reduce the opportunity for manipulation during economic downtimes or financial turmoil. Thus, the Board determined, except as indicated in this discussion, no significant material changes were necessary to preserve the integrity of the programs.

Role of Independent Compensation Consultants
To ensure that our compensation programs continue to meet our philosophy and are responsive to economic changes, we periodically retain outside consultants to assess the Company's compensation programs. We also meet frequently with the CEO to obtain management's recommendations on compensation issues; however, Company management personnel are not involved in approving executive compensation programs. We instructed the Company to retain Pay Governance, an independent consulting firm, to provide a review of the officer compensation structure in 2013, which was updated and reviewed again in 2015. The next review and analysis is scheduled to occur in 2017.
Pay Governance did not provide any consulting services to the Company or to us in 2016. Further, Pay Governance does not provide other services to the Company, is not dependent on the Company as a material source of revenue, has no personal or business relationships with any member of the Compensation Committee or executive officers of the Company, and does not own any Company stock. Thus, we have concluded that no conflict of interest exists with respect to the services provided by Pay Governance.
Based on our experience, and upon the information provided by Pay Governance, we determined that, except for the change in the SERP program, no significant changes were necessary to the Company's overall compensation structure. We will continue to review all aspects of the compensation taking into account our commitment to align executive compensation to augment shareholder value and positive financial results; and will make changes as necessary to reflect pertinent market, economic and competitive conditions.
Results of 2014 and 2011 Shareholder Votes on Executive Compensation
In 2014, the Company's shareholders approved, on an advisory, nonbinding basis, the compensation of the NEOs by an overwhelming majority (the so called "say-on-pay" vote). Specifically, as a percentage, 96.4% of the shares voted were to approve the compensation. Given the strong level of shareholder support, the Board of Directors determined that no material changes to the Company's compensation plans were necessary as a result of the 2014 say-on-pay vote. The Board of Directors and the Compensation Committee value the opinions of the Company's shareholders and will continue to evaluate any concerns raised by the shareholders regarding executive compensation, including the results of the 2017 say-on-pay vote.
At the 2011 annual meeting, the Company's shareholders cast an advisory vote to review executive compensation every three years. Our shareholders are being asked at the Annual Meeting to vote to approve, on an advisory, non-binding basis, the compensation of our NEOs and the frequency of holding future votes on NEO compensation.
Although both of these shareholder votes are on an advisory, nonbinding basis, we consider the results to be a strong affirmation of the actions taken by the Board of Directors in establishing the compensation plans for the NEOs and will continue to monitor the shareholders' opinions regarding executive compensation.

V.	Executive Compensation
Elements of Executive Compensation
The Compensation of the NEOs outlined in the Proxy Statement is a combination of realized and realizable pay. We define realized pay as compensation that is actually awarded to an NEO, or paid on that NEO's behalf, as a result of the performance or achievement of certain goals and objectives for a given year. We define realizable pay as the potential value of payments that may be awarded over specific periods of time in the future. The Company is required to value realizable pay, even though it is not yet available to the NEO, at a specific point in time, either at the time of the potential award or as of the end of the fiscal year. Depending on a number of factors, including the long-term increase in shareholder value, these contingent future payments may be more or less than the value assigned to these awards in this Proxy Statement.
As one of the oldest ESOP service companies in the United States, our compensation plans are developed in part with the objective of retaining and fostering employee ownership. Thus, many aspects of our compensation plans, including the annual incentive compensation plan, as well as the granting of stock options and stock appreciation rights, were developed to promote employee ownership through company performance and enhanced shareholder value.

The compensation plans discussed in the Proxy Statement, as well as their category, are as follows:

REALIZED PAY	REALIZABLE PAY
(payment and compensation)	(potential payments and opportunities)

Base Salary	Stock Options
Annual Incentive Compensation Plan	Stock Appreciation Rights
Supplemental Bonus Plan	Performance-Based Restricted Stock Units
Perquisites	Qualified Retirement Plan
Nonqualified Retirement Plans
Each element of the NEOs' compensation, including additional information regarding the alignment of pay and performance for each program, is discussed in more detail below.
Base Salaries
Although not tied to a specific benchmark or pre-determined formula, we pay executive officers a base salary that generally is near 90% of the market "midpoint" for similar positions at companies that are approximately the same size and complexity. Similarly, we have not established a unique peer group for compensation competitiveness studies. However, we periodically retain Pay Governance to determine the adequacy of base salaries, as well as all other compensation of the Company's executive officers. This review includes examining market data as part of its evaluation process. We engaged Pay Governance to review compensation in 2013, and again in 2015. The next review is scheduled to occur in 2017.
In addition, we evaluate the CEO based on the Company's annual performance, as well as other performance objectives as established by us, including demonstrated capabilities, scope of responsibility, experience, expertise, achievement of results, and development of management employees. These other objectives can and do change annually and may incorporate such things as management succession activities, board governance issues and other objective and individual measures of significance to us. For 2016 these measures included meeting a specified operating profit target, achieving sales growth consistent with the Vision 2020 development plan, and obtaining a specified average invested capital. Other considerations included targeted acquisitions in selected markets and ongoing management succession planning. Annually, the salaries of other executive officers are reviewed by us with the CEO to determine merit and performance increases based on the CEO's evaluation, as well as our evaluation. We also have the opportunity to interact with senior executives at various times during the year, which aids in our assessment of each individual's performance.
The base salary disclosed in the "2016 Summary Compensation Table" on page 39 for each NEO in 2016 and prior years reflects the philosophy outlined above as it relates to executive compensation. The increase in their 2016 over 2015 base salary reflects the NEOs' achievement of the specific objectives noted above, as well as adjustments based on the results of the 2013 and 2015 Pay Governance studies to continue to align executive compensation with similar industry objectives.
Annual Incentive Compensation Plan
To align executive officer compensation with the interests of the Company's shareholders, we have established a policy whereby a significant portion of the NEOs' compensation is contingent on the Company's profitability. Under the Management Incentive Compensation Plan ("MICP"), the executive officers and other key personnel have an opportunity to earn an incentive bonus award based primarily on annual operating profit achieved; an assessment considered to be a significant measure of financial success for the Company and the shareholders. Consistent with the Board's objective of linking performance to compensation, for the NEOs, these incentive awards at the "target" level, approximate 70% to 85% of a participant's total annual base salary. In addition, there are approximately 50 other employees eligible for an incentive award of between approximately 25% and 50% of total annual base salary. In addition to the mathematical calculation under the plan formula, we have the option to consider other relevant factors, as determined by the Board, in setting the NEOs' final incentive awards. Such factors might include segment performance or achievement of individual financial or nonfinancial goals. We also may consider extraordinary or nonrecurring events affecting the annual results, as well as the achievement of nonfinancial goals such as management succession or customer benchmarks in evaluating the achievement of performance targets. The amount of the bonus award will increase the closer the actual results are to the target.
The MICP was designed with Pay Governance's assistance to be competitive at or above market median levels and the MICP percent of total annual salary range for each NEO is based on that NEO's duties and responsibilities for certain segments and operations of the business. The Board establishes, as a percentage of revenue, a target operating profit percentage each year, calculated as described below. To the extent that the target operating profit percentage is overachieved, the NEO's incentive award will increase. At 120% of the annual target, the formula is increased such that 150% of the normal target percentage of base salary is granted. At or above 121% of the annual target, an amount equal to 25% of the excess operating profit over 120% of our annual target is added to the annual incentive pool. However, in no event will the annual incentive payments for all participants be greater than 15% of the actual operating profit for that year. If the Company's actual operating profit percentage is below 80% of the annual target as set by the Board, generally no incentive bonus awards are paid.
These factors are reviewed by us and the failure to achieve certain goals can negatively impact incentive awards. To provide motivation for the NEOs to look beyond the current year results, continue to maintain sustainable results, and to continue to emphasize the importance of employee ownership, the NEOs receive shares of stock for 10% of the amount of an incentive award above $25,000. These factors are reviewed by us and the failure to achieve certain goals can negatively impact incentive awards.
For a given year, each NEO will have a target bonus percentage set between 70% and 85%. For 2016, NEO target bonus percentages were the same as set by us in 2014 and 2015 pursuant to the 2013 Pay Governance studies and were as follows: Mr. Warnke -- 85%, Mr. Covey -- 75%, and Messrs. Paul, Marshall and Stief -- 70%. Each NEO is then evaluated for achievement of the goals and objectives described above and a NEO's failure to achieve these goals and objectives may impact the NEO's incentive award.
For 2016 and 2015, we set the target operating profit percentage at 6.2%. The operating profit percentage actually achieved for fiscal years 2016 and 2015 was 6.1% and 6.6%, respectively. We set the target operating profit percentage based on a number of factors, including competitive, economic and environmental factors. While this percentage is deemed to be aggressive, we continue to believe that even with the current economic and regulatory pressures, and considering unforeseen developments, it is achievable. Incentive awards are calculated after year-end financial results are reviewed, and no award is paid until the annual financial statements are certified by the Company's independent auditors and approved by us and the Board.
The operating profit percentage is calculated by dividing operating profit by revenues. Operating profit, a non-GAAP financial measure, is defined as income from operations as presented in the Company's financial statements prepared under U.S. GAAP adjusted to exclude: administrative incentive compensation expense; pension expense; stock-based compensation expense; excess declining-balance depreciation method expense over straight-line method depreciation expense; and gains and losses on the sale of assets. The number is further adjusted to include state and local income taxes and to remove the effect of any item deemed an extraordinary or nonrecurring event. Although we have not developed a pre-determined list of such events, it could potentially include a phenomenal weather event, terrorist attack, or restructuring of an operating unit. We also consider the achievement of non-financial goals or objectives such as successful management succession.We use the non-GAAP measurement of operating profit because we believe these measurements reflect those items that are directly within the executive's control and responsibilities. As reflected in the "2016 Summary Compensation Table" on page 39, due to the actual operating profit percentage being lower than in 2015, the payments to all NEOs were lower than in the prior year.
Management Supplemental Bonus Plan
Because of a high level of performance expected from the NEOs, we implemented the Management Supplemental Bonus Plan ("MSBP"). We determined that this plan was an important part of recognizing those, who by virtue of their level of responsibility and proven results, bring added value to the organization and achieve results despite continued regulatory, contractual, and economic pressures. More specifically, the NEOs have direct responsibility to implement the Company's Vision 2020, a plan to drive shareholder value by increasing revenues and enhancing operating margins through a focus on client loyalty and employee engagement. Bonuses under the MSBP are not subject to a predetermined set of metrics or benchmarks but the MSBP is approved annually by the Board and is generally paid in January of each year. The 2016 bonus was calculated after the Vision 2020 goals, as well as the NEOs' commitment to drive revenue enhancement. Vision 2020 continues to be implemented by the NEOs, as well as other management personnel, through a series of initiatives to implement strategies related to smart employee growth, client service, brand awareness and financial sustainability. Payments to the NEOs under the MSBP are reflected in the "2016 Summary Compensation Table" on page 39.
Other Bonus Plans
We also paid discretionary bonuses to many office personnel and paid bonuses under various retention, production and sales programs to eligible field employees.

Long-Term Incentive Compensation

A.	Stock Options
The principal objective of the long-term incentive program is to reward employees for achieving positive long-term results that increase the value of the Company's stock, as well as to dissuade management from concentrating solely on annual results. By awarding certain employees nonqualified stock options ("NQSOs") and providing opportunities for employees to acquire stock through other stock programs, including the Employee Stock Purchase Program and the Stock Appreciation Rights program described below, we are aligning the long-term value of the stock price with potential financial gains for employees and executives. Under the 2014 Omnibus Stock Plan, which was approved by the shareholders in 2014, the tax and accounting treatment of an award is accounted for as required by law and U.S. GAAP. To date, the tax and accounting treatment of an award has not dictated what awards are made or how an award is fashioned.
Stock options generally vest in equal installments over five years, beginning on the first anniversary of the grant date. These options provide NEOs and other leading managers with the opportunity to acquire common stock over time at a price that is fixed, based on the stock valuation price as of the date of grant.
If the stock value increases after the grant of options, the option becomes more valuable. This accomplishes two objectives. First, except as described below, the employee must remain employed over the vesting period. Second, it ties a significant component of the employee's compensation to the interests of all shareholders by focusing executive officers on longer-term results.
Each option has a limited term, generally expiring no later than ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Except as described below, option holders generally forfeit any unvested or unexercised options if their employment with the Company terminates.
In the case of a retirement by an option holder, the retiree may exercise vested stock options within three months after the date of retirement. If an option holder dies or is permanently disabled while employed by the Company, or within three months following the date of the option holder's retirement, the option holder, or option holder's representative, has the right to exercise any vested stock options within one year after such event. Also, we may accelerate unvested options to become immediately exercisable, in-full or in-part, upon death, permanent disability or retirement, provided the option holder has completed at least one year of continuous service. If the option holder's termination is due to any reason other than those listed above, the option holder may exercise any vested stock options within the three-month period after the date of termination, but only with our consent or that of the Board or the CEO. The right to exercise a stock option in these limited circumstances would not result in an extension of that stock option's initial expiration date.
We have periodically granted options, taking into account the amount of options currently outstanding, the period of time between grants and changes within management positions, as well as overall performance of the Company and the performance of individual grantees. Option grants take into account the achievement of certain goals and objectives, including rewarding management employees for their efforts to maintain or replace contracts, identify new business opportunities, developing a labor and talent pool, and sustaining existing business; as well as the ability to address ever-expanding regulatory burdens and requirements from local, state and the federal governments. Moreover, although we make the final decision, we may solicit input from our senior executives regarding the performance of other officers and employees.
After considering alternatives to the practice of periodically granting options, and after concluding that granting options is consistent with the goals and objectives of the Company's compensation plans, we granted stock options in each of the last four years. The 2016 option grants to Messrs. Covey, Paul and Stief were made after reviewing the NEO's overall performance within that NEO's area of responsibility. Messrs. Warnke and Marshall did not receive 2016 option grants primarily because their mix of long-and-short term compensation components are adequate for their respective positions and responsibilities; and we concluded it was appropriate to allocate the available stock options to other Company personnel. Outstanding options granted to NEOs, including the NQSO granted in 2016, are reflected in the "Outstanding Equity Awards at 2016 Fiscal Year-End" beginning on page 42.
In general, stock option grants to nonexecutive employees occur in the same way as grants to executive officers. Consistent with this practice, stock options grants were made to other officers and management employees in 2016.

Stock option grants are not specifically timed to enhance overall executive compensation, and we do not time grants to make up for any shortfalls in annual incentive or other benefit payments. Tax and accounting treatment of any stock option grant is accounted for as required by law and U.S. GAAP.
We have not intentionally timed the grant of stock options to coincide with the release of material nonpublic information, and any policy adopted by us will address the prohibition of timing option grants in relation to the release or existence of material nonpublic information. We will continue to review the appropriateness of granting options, as well as considering other methods to reward managers for the achievement of goals consistent with the Company's growth and shareholder value.

B.	Stock Appreciation Rights
Under the Stock Appreciation Rights ("SARs") program, eligible employees receive annual grants of stock-settled stock appreciation rights. The award level for each participant in the plan is based on that participant's scope of responsibilities and the ability to achieve success given these responsibilities. As a participant in the SARs program is provided with the opportunity to undertake more responsibility for the success of the Company, that participant may be granted a greater number of rights or units; however, the overall performance of the Company will continue to determine the number and value of the rights or units granted to all participants. We, with input from the CEO, establish the targets based on the participant's responsibility and position. Since this program will reward sustained stock value improvement over time, similar to the stock option program we anticipate that this program will further our objective to align the long-term value of the Company's stock price with financial incentives for the NEOs, officers and managers. Under the plan, SARs are used to acquire common shares based on the appreciation in the stock price times the number of SARs awarded. The appreciation is calculated by subtracting the stock price at the date of grant from the stock price at the date of redemption. The SARs vest at the rate of 20% per year and are automatically deemed exercised on the tenth anniversary of the effective date of the grant. As with options, SARs were awarded in 2016 based on our review and analysis of Company and NEO performance, including sales growth, successful acquisition integration, cash flow and return on invested capital. Grants to the NEOs in 2016 are detailed in the "2016 Grants of Plan-Based Awards" table on page 41.

C.	Restricted Stock Units and Performance-Based Restricted Stock Units
In 2013, we froze the time-based and performance-based restricted stock awards and replaced them with the Performance-Based Restricted Stock Unit Plan ("PRSUs").
PRSUs are granted to NEOs pursuant to the long-term performance plan available to officers and selected managers. This is consistent with the market practices utilized by other companies similar in size and in accordance with an updated approach to long-term incentives. Further, we believe that return on invested capital inherent in the PRSU awards is an appropriate measure of corporate performance because achievement of these targets would increase shareholder return and provide expansion opportunities for the Company.
The level of an award of PRSUs under the long-term performance plan is made each fiscal year based on the return on average invested capital ("ROAIC"), the levels of which were set based on an analysis of industry benchmarks. The ROAIC is calculated as "EBIT" divided by Average IC where:

EBIT =	Net income + taxes + interest - cost of any pension settlement
IC =	Net worth (total assets less total liabilities) + funded debt (defined as long-term debt, current debt and current/long term capital leases)
Average IC =	Beginning IC at January 1, 2016 + Ending IC at December 31, 2016 divided by two
The ROAIC for receiving the maximum award is currently set at 24%, the same as it was when first established by the Board in 2004. Further, if the ROAIC is 8% or less, there will be no PRSU awards. Achieving a ROAIC of more than 8% but less than 24% will result in a participant receiving a portion, but less than the full value, of the available PRSU grant. The actual ROAIC achieved in 2015 was 17.31% which resulted in 58.16% of potentially available PRSUs being awarded in 2016.
PRSUs vest five years from the date of grant but will not generally be paid until retirement or qualified termination. We designed the PRSU awards to retain executive talent by enhancing long-term retirement benefits and established the award levels based on job responsibilities and performance. Except as it relates to the calculation, PRSU awards are not based upon or in any way contingent upon the participant's compensation package. Each NEO received the PRSU award as set forth in the column labeled "All Other Stock Awards" in the "2016 Grants of Plan - Based Awards" table on page 41.
Qualified Retirement Plan
The Company's executive officers, as well as other eligible employees, are entitled to participate in the qualified retirement plan. The plan, the 401KSOP and ESOP Plan ("401K"), was set up pursuant to ERISA regulations and seeks to provide every employee with the opportunity to accumulate funds for retirement.
Under the 401K, an employee who is a noncollective bargaining employee, who is at least 21 years old, and has completed one year of continuous service, is automatically enrolled in the 401K. The employee may then elect to opt out of the 401K, and participants can suspend contributions at any time. Participant contributions are on a before-tax basis and the Company makes an annual contribution in Company stock equal to 100% of the first 1% percent and 50% of the next 3% percent of the participant's W-2 wages, subject to the Internal Revenue Service ("IRS") limit of $270,000 in 2017 and $265,000 in 2016, which is the government-imposed annual compensation limit required for qualified retirement plans. This represents a potential maximum contribution of 2.5%. Participant contributions are always 100% vested, and Company contributions become 100% vested after three years of continuous service, or upon death, permanent disability or retirement of a participant. The 401K offers a variety of investment options with varying levels of risks and returns for the participant's contributions; however, the participant's investment in Company stock is limited to 25% of the participant's annual contributions. The value of the account eligible for distribution is the vested investment value at the time of distribution, and there is no guarantee of any rate of return or investment value.
As described in previous filings, The Davey Tree Expert Company Employee Retirement Plan ("ERP") was frozen effective December 31, 2008. Under the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008 for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Thus, eligible participants who retire will still choose the same payment options and forms of retirement, beginning as early as age 55. The value of each of the NEOs' ERP benefit is included in the "2016 Pension Benefits" table on page 45.
Non-Qualified Retirement Plans
The non-qualified retirement plan is The Davey Tree Expert Company 401KSOP Match Restoration Plan ("Match Plan").
Pursuant to the Match Plan, an employee who has elected to contribute the maximum amount to the 401K, but who was precluded by Internal Revenue Code ("IRC") restrictions from receiving the full matching contribution paid by the Company, is eligible to participate in the Match Plan. The Match Plan allows the eligible employee to accumulate an amount that could have been matched if the IRC restrictions had not been in effect. Each participant has two potential match criteria. If the participant is unable to contribute the full matching percentage permitted, the Company will increase the participant's Company match such that it, when added to the match under the 401K, will equal 50% of the permitted percentage. Further, the Company will contribute an amount equal to 50% of 3% for any amount above the maximum compensation level, which is set at $265,000 and $270,000 for 2016 and 2017, respectively. The Company maintains an account record for each employee who meets this criteria to reflect that employee's interest in the Match Plan. Interest on each account record is accrued annually on December 31. On March 3, 2017, the Board approved an amendment to the Match Plan, effective as of January 1, 2017. The amendment provided for (1) a change in the definition of a participant to limit new entrants to those individuals designated as a participant in our Long Term Incentive Plan and (2) a change in the interest rate for employee accounts maintained under the Restoration Plan from seven percent per annum to the rate in effect under our payroll savings program.
The Davey Tree Expert Company Retirement Benefit Restoration Plan ("Restoration Plan") was frozen effective December 31, 2008. After being frozen, no benefits were added to the plan; however, the benefit accruals for the participants in place prior to the plan being frozen continue to be actuarially determined on an annual basis.
In 2013, the Board of Directors elected to close the Supplemental Executive Retirement Plan ("SERP") to future participants. When the SERP was closed, the decision was made to allow current participants to continue to earn limited benefits because, at the time, these participants had relied on the provisions of this plan in making retirement planning and timing decisions. In keeping with our decisions related to the ERP and Restoration Plan, no further accruals under the SERP were made to any NEO after 2015. Further, in December of 2016, we set the annual SERP retirement benefit for the three remaining active participants. This allowed us to set the Company's future liability for retirement payments to these participants at a fixed amount per year.

Payments made under these plans will be made from the Company's general assets.
The present value of the NEOs nonqualified retirement plans is presented in the "2016 Pension Benefits" table on page 45.
Perquisites
NEOs qualify for certain perquisites as described in footnote 8 to the "2016 Summary Compensation Table" on page 40. Many of these perquisites, including the health plan, long-term disability plan, personal tax preparation fees, and the management car plan, are made available to other officers and management employees of the Company. We believe these perquisites are appropriate to attract and retain qualified personnel and to provide additional incentives to enhance management's performance and commitment.
Other Benefit Plans
Other benefit plans that are available to all eligible employees, including NEOs, consist of, among others, the Employee Stock Purchase Plan, the payroll savings plan, the group health insurance plan, the disability plan, the life insurance plan, the dental and vision insurance plans, and the vacation and paid-time-off plans.
With regard to the purchase and sale of stock, other than as described above or in plan documents, executive officers may generally purchase stock on the same basis as any other employee, either through the Employee Stock Purchase Plan or through direct purchase.
Board of Directors Authority
The Board retains the authority to determine eligibility and participation by employees in the plans. Further, except as described above, even though it has no current plan to do so, the Board may amend the plans, and change the costs and the allocation of benefits between persons and groups.

VI.	Employment, Termination and Change in Control
Employment
Although we consider the NEOs integral to the Company's success, no NEO or other executive officer has an employment or severance agreement with the Company.
Insider Trading Policy / Pledging / Claw Back / Stock Redemption Policy
For many years we have had an Insider Trading and Public Disclosure Policy in place that prevents NEOs, other officers and management personnel from conducting Company stock transactions based on insider information of any kind. Under this policy, certain persons cannot engage in stock transactions using material nonpublic information that could either positively or adversely affect the value of the Company's stock either through direct transactions with the Company or through the 401K. Because of the unique nature of the restriction on ownership and sale of stock, as well as the fact that the Company's stock is not publicly traded, we have not identified a need to implement a clawback policy or a prohibition on pledging Company securities. In addition, because of these unique features, it is not feasible to hedge Company stock. However, we will continue to monitor our policies and review the effects of implementing such policies.
We also maintain a Stock Redemption Policy. Under this policy, executive officers, as well as other officers and executive managers, may only redeem stock during a 60-day period which begins when the year-end stock valuation is released or when the Company's audited annual financial statements are released, whichever is later, or after the release of the midyear stock price.
Change In Control
Under our 2014 Omnibus Plan, a “change of control” will be deemed to occur if (i) any person, either alone or together with a group, acquires beneficial ownership of 20% or more of our outstanding common shares or commences a tender or exchange offer for 20% or more of our outstanding common shares that is declared by the Compensation Committee to constitute a “change in control,” (ii) we establish a record date for shareholders to vote upon a merger transaction that will result in our shareholders holding less than 80% of the outstanding shares of the surviving or resulting entity in the merger, the disposition of all or substantially all of our assets, or the dissolution of the Company, or (iii) at any time during a consecutive 24-month period, “continuing directors” represent less than a majority of the members of our Board of Directors (“continuing directors” meaning individuals who were directors at the beginning of the 24-month period or whose appointment or nomination for election as directors was approved by a majority of the continuing directors then in office).  Upon the occurrence of a “change of control” event as described above, unless the Board of Directors determines otherwise: all outstanding stock appreciation rights, stock options and stock purchase rights become fully exercisable; all restrictions on restricted stock and other awards are deemed satisfied; and all cash awards become fully earned. Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the "continuing directors" then in office are "continuing directors" and the determination is approved by a majority of the "continuing directors." For this purpose, "continuing directors" are directors who were in office at the time of the change in control or who were recommended or elected to succeed "continuing directors" by a majority of the "continuing directors" then in office. Other than as outlined above, the Company has no so-called "golden parachute" severance packages with any NEO.
REPORT OF THE COMPENSATION COMMITTEE
The Committee reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based thereon, recommended to the Board of Directors that it be included in the 2017 Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
By the Compensation Committee of the Board of Directors: J. Dawson Cunningham (Chair), William J. Ginn, Douglas K. Hall, and John E. Warfel.
COMPENSATION RISK ANALYSIS
As outlined under the "Compensation Philosophy and Structure" section of the "Compensation Discussion and Analysis," the Compensation Committee addresses compensation risk analysis as an integral part of its ongoing analysis of compensation programs. As part of the compensation structure review, Pay Governance was engaged in 2013 and 2015 to review compensation plans, and the next review and analysis is scheduled to occur in 2017. The Board is not presently aware of any information that would lead it to believe that risks arising from the Company's employee compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee will continue to regularly consider risk factors associated with any business entity, including the individual components of the compensation plans, as well as the manipulation of sales, expenses or electronic data; and the Committee believes the Company has sufficient controls in place to prevent such occurrence.
COMPENSATION OF EXECUTIVE OFFICERS
As described in the "Compensation Discussion and Analysis," a NEO's compensation is based on a number of factors, as determined by the Board of Directors. In setting compensation, the Board utilizes a number of quantitative and qualitative performance-related factors. Although we have not established a specific peer group, the Pay Governance studies completed in 2014 and updated in 2015 reviewed competitive norms and market medians. In general, base salary is generally set near 90% of the market midpoint for similar positions at companies of approximately the same size and complexity. Incentive plan compensation is based primarily upon achieving an annual predetermined target operating profit percentage. PRSU, SARs, ISO and NQSO awards are granted pursuant to authority under the 2004 or 2014 Omnibus Stock Plan and are based on achieving predetermined performance targets, as well as achieving goals and objectives set by the Board. No NEO has an employment agreement or arrangement with the Company and each NEO is considered an employee-at-will.

2016 Summary Compensation Table

Name and Principal Position	Year	Salary(2)	Management Supplemental Bonus Plan(3)	Stock Awards (PRSU and RSU)(4)	Option Awards (SAR, NQSO, ISO)(5)	Non-Equity Incentive Plan Compensation Management Incentive Plan(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total
Warnke, Karl J.(1)	2016	$690,654	$11,000	$125,855	$218,834	$651,850	$189,270	$69,285	$1,956,748
Chairman and Chief Executive Officer ("CEO")	2015	643,308	11,713	155,782	222,614	751,350	8,081	59,520	1,852,368
	2014	619,385	—	124,952	195,734	785,150	519,939	58,941	2,304,101
Covey, Patrick M (1)	2016	$383,661	$11,000	$58,789	$107,780	$319,350	$213,609	$29,584	$1,123,773
President and Chief Operating Officer ("COO")	2015	339,354	11,713	72,787	92,832	356,100	1,786	30,787	905,359
	2014	319,692	—	59,020	91,302	369,500	334,038	31,642	1,205,194
Paul, Joseph R.	2016	$320,000	$11,000	$49,596	$92,475	$237,800	$2,577	$23,552	$737,000
Executive Vice President, Chief Financial	2015	287,197	11,713	61,417	80,983	255,400	358	21,728	718,796
Officer and Secretary ("CFO")	2014	256,615	—	49,682	75,628	261,000	3,918	23,131	669,974
Marshall, Steven A.(1)	2016	$280,981	$11,000	$28,463	$39,556	$126,250	$6,493	$18,842	$511,585
Executive Vice President,	2015	264,154	11,713	35,245	48,016	218,450	1,412	19,954	598,944
U.S. Utility Operations	2014	257,646	—	28,260	47,266	205,550	29,856	37,164	605,742
Stief, James F.	2016	$286,231	$11,000	$28,463	$49,736	$240,150	$179,521	$21,350	$816,451
Executive Vice President,	2015	267,231	11,713	32,977	48,016	254,600	346	21,640	636,523
U.S. Residential Operations	2014	257,923	—	26,324	50,740	244,850	130,849	27,143	737,829

NOTE: The table includes both compensation paid to or on behalf of the NEO and values that represent fair value and actuarial calculations for amounts that are anticipated, under specific circumstances, to be paid sometime in the future. The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns are amounts paid to or on behalf of the NEO. The Stock Awards (PRSU/RSU) and Option Awards (SAR/NQSO/ISO) columns represent the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board's Accounting Standards Codification "FASB ASC Topic 718," Compensation – Stock Compensation and do not reflect cash payments. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column is an actuarial calculation of benefits that could be paid in the future, under specific circumstances, to the NEO.

(1)	Mr. Warnke will retire as Chief Executive Officer, and on March 24, 2017 Mr. Covey was elected Chief Executive Officer, both effective July 21, 2017. Mr. Marshall retired effective April 1, 2017.
(2)
For the most recent year, earned during fiscal year 2016. We do not permit deferral of bonuses or salary and we have no agreement with any NEO to pay any deferred discretionary or required payment amount. Employee directors do not receive any compensation for their service as a director.

(3)	As detailed on page 33 of the "Compensation Discussion and Analysis," NEOs received payments under the management supplemental bonus plan in January 2016.
(4)
The amounts reported in this column represent the aggregate grant date fair value for the RSU and PRSU awards in each respective year, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these awards are included in Note O, "Stock-Based Compensation," to the consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We achieved 17.31% ROAIC in 2015 and, thus 58.16% of the fair market value of PRSUs were earned by each NEO in 2016. The maximum fair value of the PRSUs that could have been earned for achieving 24% or higher ROAIC is: Mr. Warnke $216,392; Mr. Covey $101,088; Mr. Paul $89,293; Mr. Marshall $48,965 and Mr. Stief $48,965.

(5)
The amounts reported in this column represent the aggregate grant date fair value for these stock options and SARs, as calculated under FASB ASC Topic 718. The amounts reported do not necessarily correspond to the actual economic value that will be received by the NEO from the awards. The assumptions made in calculating the grant date fair value amounts for these stock options and SARs are included in Note O, "Stock-Based Compensation," to the consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(6)
The most recent payment under the management incentive plan, earned in 2016 and paid in March 2017. As outlined in the discussion of the annual incentive compensation plan beginning on page 32, 10% of each NEO's award above $25,000 is paid in Company common shares. The price used to calculate this portion of the incentive award is based on the current market price and is not discounted or subject to any other special terms or conditions. Because of the factors outlined in the "Compensation Discussion and Analysis," in 2016 executive management incentive compensation payments for all NEOs were lower in 2015. The number of common shares granted to each NEO is listed in footnote 1 of the "2016 Grants of Plan-Based Awards Table" on page 41.

(7)
The amounts reported in this column represent the change in present value of accumulated pension benefits under all defined benefit plans and above-market portion of deferred compensation ("NQDC") Earnings for 2016 as reported in the following table. As discussed in the Non-Qualified Retirement Plans section of the Compensation Discussion and Analysis on page 36 the SERP was frozen in 2015 and remained frozen in 2016. However, in 2016 a one-time adjustment was made to the accrual level, which, in turn, caused the Change in Pension Value in 2016. Except for changes to the discount rate, the Pension Value accrual level should remain constant in future years. NQDC Earnings are the above-market portion (the amounts attributable to the difference between the earnings rate of the Match Plan of 7% and 120% of the applicable federal rate determined by the IRS) of earnings credited under the Match Plan. These values do not reflect compensation paid to the NEO. The change in pension value for each NEO is calculated using actuarially-determined values based on, among other things, mortality, value of other pension benefits, and compensation level.

Name	Change in Pension Value	NQDC Earnings
Warnke, Karl J.	$178,449	$10,821
Covey, Patrick M.	210,995	2,614
Paul, Joseph R.	1,805	772
Marshall, Steven A.	4,584	1,909
Stief, James F.	178,824	697

(8)
All Other Compensation represents benefits and perquisites paid on behalf of each NEO, including expenses associated with our 401K Company match in 2016 of $6,625 for Messrs. Warnke, Covey, Paul and Stief and $6,493 for Mr. Marshall, our Match Plan, management car plan, our long-term disability plan, personal tax preparation fees, health plan, membership fees, and approved travel to meetings and events by a NEO's spouse. Except for $29,714 for Mr. Warnke under the Match Plan in 2016 (see the "2016 Nonqualified Deferred Compensation" table on page 45), no individual perquisite for any NEO in any of the above-named categories was in excess of $25,000 or 10% of the total perquisites listed for the NEO, whichever is greater.

Grants of Plan-Based Awards in Last Fiscal Year
Grants of plan-based awards are, as described in the "Compensation Discussion and Analysis," based in part on the goals of employee retention and stock-value increase.
At no time during the last fiscal year were any outstanding options or other equity-based awards repriced or otherwise materially modified. For purposes of this discussion, a material modification could include an extension of exercise periods, a change in vesting or forfeiture conditions, or a change or elimination of applicable performance criteria. Equity awards are based on their estimated fair value determined at the date of grant. Other than the initial option exercise price, market conditions (as defined in FASB ASC Topic 718) are not considered in setting awards and do not affect the subsequent exercise of awards. Generally, an employee must be an active employee on the date of exercise, but no other performance criteria (as defined in FASB ASC Topic 718) are considered in setting the terms of a stock option award.
No dividends or dividend equivalents are paid on unexercised stock options, SARs, RSU or PRSU awards.

2016 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) #	All Other Option Awards		Exercise or Base Price of Option Awards(6) $/Sh	Grant Date Fair Value of Stock and Option Awards(7) $
		Threshold $	Target $	Maximum $	Threshold $	Target $	Maximum $		Number of Securities Underlying NQSO Awards(4) #	Number of Securities Underlying Stock Appreciation Rights Awards(5) #
Warnke, Karl J.	3/4/2016				$—	$216,392	$216,392	3,984				$125,855
	3/4/2016									34,300	$32.70	218,834
		$469,644	$587,055	$704,466
Covey, Patrick M.	3/4/2016				$—	$101,088	$101,088	1,861				$58,789
	3/4/2016									14,500	$32.70	92,510
	6/28/2016								3,000		32.70	15,270
		$230,196	$287,745	$345,294
Paul, Joseph R.	3/4/2016				$—	$89,293	$89,293	1,570				$49,596
	3/4/2016									12,500	$32.70	79,750
	6/28/2016								2,500		32.70	12,725
		$179,200	$224,000	$268,800
Marshall, Steven A.	3/4/2016				$—	$48,965	$48,965	901				$28,463
	3/4/2016								—	6,200	$32.70	39,556
		$157,348	$196,686	$236,023
Stief, James F.	3/4/2016				$—	$48,965	$48,965	901				$28,463
	3/4/2016									6,200	$32.70	39,556
	6/28/2016								2,000		32.70	10,180
		$160,288	$200,361	$240,433

(1)
Estimated future annual incentive compensation under our management incentive plan as a percentage of year-end base salary, based on achieving 80%, 100% and a maximum of 120% (excluding 25% of excess operating profit) of target operating profit, respectively. As described in the "Compensation Discussion and Analysis," the Compensation Committee has discretion to increase or decrease these awards based on individual performance and other factors. Payment of part of the award in stock is a means by which to incentivize the participants to work to increase and sustain the value of the Company and thereby increasing the value to our shareholders. The amounts awarded are included in the "Non-Equity Incentive Plan Compensation" column of the "2016 Summary Compensation Table" and the shares represented by these amounts are: Mr. Warnke, 1,781; Mr. Covey, 836; Mr. Paul, 605; Mr. Marshall, 288; and Mr. Stief, 611.

(2)
As described in the "Compensation Discussion and Analysis," PRSU awards can range from zero to 100% of the potentially available PRSUs and are based on achieving ROAIC of between 8% (threshold) and 24% (maximum).

(3)	PRSU awards granted to all NEOs' in 2016. Under the long-term performance plan, PRSU grants vest in five years and are payable upon retirement or qualified termination.
(4)
NQSO awards vest over five years, become exercisable as they vest, and expire on the tenth anniversary of the grant date. As discussed under the caption "Stock Options" in the Long-Term Incentive Compensation discussion of the Compensation Discussion and Analysis section in this Proxy Statement, Messrs. Warnke and Marshall did not receive any stock options in 2016.

(5)
Stock Appreciation Rights ("SARs") vest over five years, become exercisable as they vest, and expire on the tenth anniversary of the grant date. When redeemed, SARs are used to acquire common shares based on the appreciation in the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded.

(6)	The base price of the option awards is the common stock grant date fair market price as determined by an independent stock valuation firm for our 401KSOP and ESOP plan.
(7)
Note O, "Stock-Based Compensation," to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 sets forth the assumptions as to the grant date fair value of the awards based on FASB ASC Topic 718.

Outstanding Equity Awards at 2016 Fiscal Year-End(1)

Name	Option Grant/ Stock Award Date	Option Awards(2)(3)(4)(6)									Stock Awards(5)(6)
		Number of Securities Underlying Unexercised ISO/NQSOs Exercisable #	Number of Securities Underlying Unexercised ISO/NQSOs Unexercisable #	ISO/ NQSOs Exercise Price $	ISO/ NQSOs Expiration Date	Number of SARs That Have Vested #	Number of SARs That Have Not Vested #	SARs Exercise Price (4) $	Market Value of SARs That Have Not Vested $	SARs Expiration Date	Number of RSUs That Have Not Vested #	Market Value of RSUs That Have Not Vested $	Number of PRSUs That Not Vested #	Market Value of PRSUs That Have Not Vested $
Warnke, Karl J	3/10/2009					12,000		$16.40		12/31/2018
	3/9/2010					12,000		16.60		12/31/2019
	3/9/2011					12,000		18.40		12/31/2020
	3/7/2012					9,600	2,400	19.70	$37,200	12/31/2021	2,218	$78,074	1,196	$42,099
	3/8/2013					19,614	13,076	23.20	156,912	12/31/2022			2,218	78,074
	6/24/2013	3,600	2,400	$23.20	6/24/2023
	3/7/2014					13,720	20,580	26.40	181,104	12/31/2023			5,098	179,450
	6/30/2014	2,000	3,000	26.40	6/30/2024
	3/6/2015					6,860	27,440	30.10	139,944	12/31/2024			5,357	188,566
	6/29/2015	1,000	3,000	30.10	6/29/2025
	3/4/2016						34,300	32.70	85,750	12/31/2025			3,984	140,237
Covey, Patrick M.	3/10/2009					5,000		$16.40		12/31/2018
	11/2/2009	3,000		$16.00	11/2/2019
	3/9/2010					5,000		16.60		12/31/2019
	11/1/2010	8,000		16.60	11/1/2020
	3/9/2011					5,000		18.40		12/31/2020
	3/7/2012					5,600	1,400	19.70	$21,700	12/31/2021	220	$7,744	118	$4,154
	3/8/2013					7,374	4,916	23.20	58,992	12/31/2022			220	7,744
	6/24/2013	2,400	1,600	23.20	6/24/2023
	3/7/2014					5,160	7,740	26.40	68,112	12/31/2023			2,408	84,762
	6/30/2014	2,000	3,000	26.40	6/30/2024
	3/6/2015					2,580	10,320	30.10	52,632	12/31/2024			2,503	88,106
	6/29/2015	600	2,400	30.10	6/29/2025
	3/24/2016						14,500	32.70	36,250	12312025			1,861	65,507
	6/28/2016		3,000	32.70	6/28/2026
Paul, Joseph R	3/10/2009					1,000		$16.40		12/31/2018
	11/2/2009	2,000		16.00	11/2/2019
	3/9/2010					1,000		16.60		12/31/2019
	11/1/2010	3,000		16.60	11/1/2020
	3/9/2011					1,000		18.40		12/31/2020
	3/7/2012					1,600	400	19.70	$6,200	12/31/2021			270	$9,504
	3/8/2013					6,198	4,132	23.20	49,584	12/31/2022			1,000	35,200
	6/24/2013	2,400	1,600	23.20	6/24/2023
	3/7/2014					4,340	6,510	26.40	57,288	12/31/2023			2,027	71,350
	6/30/2014	1,600	2,400	26.40	6/30/2024
	3/6/2015					2,170	8,680	30.10	44,268	12/31/2024			2,112	74,342
	6/29/2015	600	2,400	30.10	6/29/2025
	3/4/2016						12,500	32.70	31,250	12/31/2025			1,570	55,264
	6/28/2016		2,500	32.70	6/28/2026

Outstanding Equity Awards at Fiscal 2016 Year-End(1) (Continued)

Name	Option Grant/ Stock Award Date	Option Awards(2)(3)(4)(6)									Stock Awards(5)(6)
		Number of Securities Underlying Unexercised ISO/NQSOs Exercisable #	Number of Securities Underlying Unexercised ISO/NQSOs Unexercisable #	ISO/ NQSO Exercise Price $	ISO/ NQSOs Expiration Date	Number of SARs That Have Vested #	Number of SARs That Have Not Vested #	SARs Exercise Price(4) $	Market Value of SARs That Have Not Vested $	SARs Expiration Date	Number of RSUs That Have Not Vested #	Market Value of RSUs That Have Not Vested $	Number of PRSUs That Have Not Vested #	Market Value of PRSUs That Have Not Vested $
Marshall, Steven A.	3/10/2009					5,000		$16.40		12/31/2018
	3/9/2010					5,000		16.60		12/31/2019
	11/1/2010	6,000		16.60	11/1/2020
	3/9/2011					5,000		18.40		12/31/2020
	3/7/2012					4,000	1,000	19.70	$15,500	12/31/2021	684	$24,077	598	$21,050
	3/8/2013					3,534	2,356	23.20	28,272	12/31/2022			1,108	39,002
	6/24/2013	1,800	1,200	23.20	6/24/2023
	3/7/2014					2,480	3,720	26.40	32,736	12/31/2023			1,153	40,586
	6/30/2014	1,200	1,800	26.40	6/30/2024
	3/6/2015					1,240	4,960	30.10	25,296	12/31/2024			1,212	42,662
	6/29/2015	400	1,600	30.10	6/29/2025
	3/4/2016						6,200	32.70	15,500	12/31/2025			901	31,715
Stief, James F.	3/10/2009					2,000		$16.40		12/31/2018
	3/9/2010					3,000		16.60		12/31/2019
	11/1/2010	6,000		16.60	11/1/2020
	3/9/2011					3,000		18.40		12/31/2020
	3/7/2012					4,000	1,000	19.70	$15,500	12/31/2021			448	$15,770
	3/8/2013					3,288	2,192	23.20	26,304	12/31/2022			830	29,216
	6/24/2013	1,800	1,200	23.20	6/24/2023
	3/7/2014					2,300	3,450	26.40	30,360	12/31/2023			1,074	37,805
	6/30/2014	1,600	2,400	26.40	6/30/2024
	3/6/2015					1,240	4,960	30.10	25,296	12/31/224			1,134	39,917
	6/29/2015	400	1,600	30.10	6/29/2025
	3/4/2016						6,200	32.70	15,500	12/31/2025			901	31,715
	6/28/2016		2,000	32.70	6/28/2026

(1)
No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders. The equity compensation plans included in this table consist of stock options, SARs, RSUs and PRSUs that were granted under the 2004 or 2014 Omnibus Stock Plan, which was approved by our shareholders at our annual meeting in 2004 or 2014, respectively.

(2)	The exercise price of all ISO/NQSOs granted was the fair market value of our stock, as determined by our independent stock valuation firm, as of the date of the grant.
(3)	All ISO/NQSO options vest and become exercisable in equal installments over five years and expire ten years from the date of grant.
(4)
Stock Appreciation Rights ("SARs") vest over five years, become exercisable as they vest, and expire ten years from the date of grant. When redeemed, SARs are used to acquire common shares based on the appreciation in the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded.

(5)
RSU and PRSU grants awarded based upon our ROAIC will vest on the earlier of five years or retirement and are payable after retirement. Within the range of PRSU performance criteria, we achieved 58.2% of the maximum targeted PRSU award available in 2015 and granted in 2016. Dividends are not calculated or paid on these restricted stock awards and they do not have any voting rights.

(6)	The market value at fiscal year-end 2016 is based on the fair value (ESOT valuation) of $35.20 per share.

2016 Option Exercises and Stock Vested

Name	Option Awards				Stock Awards
	Number of ISO/NQSO Shares Acquired on Exercise in 2016 #	Value of ISO/ NQSO Shares Realized on Exercise(1) $	Number of SARs Vested in 2016 #	Appreciation Value Realized on Exercise of SARs (Vested)(2) $	Number of Shares Acquired on Vesting (RSUs and PRSUs Vested in 2016) #	Value Realized on Vesting (RSUs and PRSUs)(3) $
Warnke, Karl J.	—	$—	25,058	$251,330	2,218	$78,074
Covey, Patrick M.	2,000	33,400	10,018	103,858	220	7,744
Paul, Joseph R.	2,200	47,190	7,006	64,515	—	—
Marshall, Steven A.	20,000	429,000	5,658	63,672	684	24,077
Stief, James F.	2,000	33,400	5,086	55,176	—	—

(1)	The value realized upon exercise of options is based on the difference between the option exercise price and the fair market value of the underlying securities at the date of exercised.
(2)	Based on the appreciation of the stock price from the date of grant to the date of exercise multiplied by the number of SARs awarded.
(3)	The market value of RSUs and PRSUs that have vested, but are unpaid, is based on the fiscal year-end December 31, 2016, fair value (ESOT valuation) of $35.20 per share.
Pension Plan Information
We closed the SERP to future participants in 2013, froze the benefit level for current participants in May 2015 and, as discussed in this Proxy Statement, set the annual payment at retirement for the three remaining active participants in 2016. We also froze the ERP and the Restoration Plan effective December 31, 2008.
Pursuant to the terms of the frozen ERP, benefits currently being paid to retirees will continue and benefits accrued through December 31, 2008 for employees covered by the ERP will not be affected. However, no further benefits will be accrued under the ERP. Normal retirement age is 65 or after five years of service, whichever is later. Early retirement age is 55 with five years of vesting service. If the participant chooses early retirement at age 55, he or she will receive 35.75% of his or her full benefit, and that percentage will increase the closer the participant is to normal retirement age. Each NEO is eligible for early retirement.
Prior to the freeze in 2015, the SERP provided a retirement benefit equal to 30% multiplied by a Final Average Compensation calculation, which was then reduced by the sum of the employee's Restoration Plan benefit, ERP benefit, 401K benefit, Match Plan benefit and one-half of the employee's social security benefit. This amount was further reduced if a participant has less than 20 years of service at age 65. "Final Average Compensation" was based on the average of the highest three annual earnings out of the five years prior to retirement. In 2016, SERP benefits payable to the three remaining active participants upon retirement were set at a fixed amount per year based on the benefit accrued to date. This change allowed the Company to fix the SERP at a set level; however, the Company will continue to be required to periodically adjust the actuarially determined benefit accrual.
Prior to the freeze on December 31, 2008, under the Restoration Plan, an employee whose benefit under the ERP was limited by applicable sections of the IRC was eligible to qualify for a benefit. The Board of Directors determined who, among eligible employees, would participate in the Restoration Plan. The Restoration Plan allowed for a restoration accrual such that the employee would receive a monthly benefit that, when added to the monthly benefit from the ERP, equaled the monthly retirement benefit that would have been payable if certain IRC provisions were not in effect. This permitted an affected employee to attain the same percentage benefit value as any employee participant not affected by these limitations.

2016 Pension Benefits(1)

Name	Plan Name	Number of Years Credited Service(2) (3) #	Present Value of Accumulated Benefit $
Warnke, Karl J.	ERP	20.0	$185,877
	SERP	26.4	1,901,856
	Restoration Plan	20.0	243,846
Covey, Patrick M.	ERP	16.3	$60,762
	SERP	22.7	486,826
	Restoration Plan	16.3	9,340
Paul, Joseph R.	ERP	2.2	$17,181
	SERP	—	—
	Restoration Plan	—	—
Marshall, Steven A.	ERP	30.9	$164,223
	SERP	—	—
	Restoration Plan	30.9	24,731
Stief, James F.	ERP	29.5	$141,760
	SERP	35.9	336,218
	Restoration Plan	29.5	2,486

(1)
Represents the present value of accumulated retirement benefits payable upon reaching retirement. The amounts are based on the same assumptions described in Note P, "Defined Benefit Pension Plans," to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Each of the above referenced plans is described in the "Compensation Discussion and Analysis."

(2)	As a result of freezing the ERP and Restoration Plan on December 31, 2008, the number of years of credited service remains fixed as of that date for these Plans.
(3)	The SERP was closed to new participants effective for 2013 and frozen in May 2015; therefore, the number of years of credited service will remain fixed as of the date the SERP was frozen.
2016 Non-Qualified Deferred Compensation

Name	Company Contributions in 2016(1)	Aggregate Earnings in 2016(2)	Aggregate Balance at December 31, 2016(3)(4)
Warnke, Karl J.	$29,714	$17,697	$300,227
Covey, Patrick M.	13,146	4,276	78,502
Paul, Joseph R.	9,225	1,263	28,534
Marshall, Steven A.	6,269	3,122	53,984
Stief, James F.	7,199	1,140	24,631

(1)
Contributions pursuant to our Match Plan, which are described in the "Compensation Discussion and Analysis" section of this Proxy Statement, are also included in the "2016 Summary Compensation Table" under the "All Other Compensation" column.

(2)	As described in footnote 7 of the "2016 Summary Compensation Table," a portion of the earnings allocated to contributions is considered to be above-market.
(3)
No NEO made any contributions to the type or category of benefits that the NEO would be entitled to receive as described in the Match Plan, and no NEO made any withdrawals or received any distributions during 2016.

(4)
The current year amounts reflected in this table are included in the "2016 Summary Compensation Table" under "All Other Compensation." The total aggregate amounts to date calculated under the Match Plan are shown in prior Summary Compensation Tables and are as follows: Mr. Warnke, $180,424; Mr. Covey, $43,754; Mr. Paul, $17,029; Mr. Marshall, $32,349; and, Mr. Stief, $13,378. Unvested RSUs vest upon a termination of employment. Unvested PRSUs vest upon a termination of employment, except in the event of a termination (a) for cause by us, or (b) voluntarily by the NEO, in which case they are forfeited. RSUs are paid upon vesting. Vested PRSUs are paid by March 15 of the year following termination of employment.

Potential Payments Upon Termination or Change-in-Control
Should a NEO retire, resign, die, become disabled or otherwise terminate employment with us, the NEO would be entitled to any accrued or vested benefits. The types or categories of benefits that the NEO would be entitled to receive are described in the "Compensation Discussion and Analysis." Those accrued or vested benefits would consist primarily of any vested retirement benefits from the qualified and nonqualified retirement plans, stock appreciation rights, and any restricted stock units or performance restricted stock units. Other than as listed, no NEO is entitled to any other compensation upon termination and no NEO has a written agreement with us regarding any payment upon termination.
The following table shows the amounts that would be payable under each benefit plan as if a triggering event (i.e., retirement, death, permanent disability or certain terminations) had occurred as of December 31, 2016.
Plan Benefits--December 31, 2016 "as if" Triggering Event Occurred(1)

Name	Plan Name	Frequency	Benefit Payable Upon Triggering Event(2)
Warnke, Karl J.	SERP(3)	Annual benefit	$142,000
	Restoration Plan(3)	Annual benefit	18,000
	Match Plan	Onetime payment	300,227
	RSU(4)	Onetime payment	234,221
	PRSU(4)	Onetime payment	713,610
Covey, Patrick M.	SERP(3)	Annual benefit	$61,000
	Restoration Plan(3)	Annual benefit	1,000
	Match Plan	Onetime payment	78,502
	RSU(4)	Onetime payment	23,232
	PRSU(4)	Onetime payment	258,720
Paul, Joseph R.	SERP(3)	Annual benefit	$—
	Restoration Plan(3)	Annual benefit	—
	Match Plan	Onetime payment	28,534
	RSU(4)	Onetime payment	—
	PRSU(4)	Onetime payment	264,880
Marshall, Steven A.	SERP(3)	Annual benefit	$—
	Restoration Plan(3)	Annual benefit	2,000
	Match Plan	Onetime payment	53,984
	RSU(4)	Onetime payment	72,230
	PRSU(4)	Onetime payment	217,536
Stief, James F.	SERP(3)	Annual benefit	$28,000
	Restoration Plan(3)	Annual benefit	—
	Match Plan	Onetime payment	24,631
	RSU(4)	Onetime payment	—
	PRSU(4)	Onetime payment	186,666

(1)
Each of the plans presented is more fully described in the "Compensation Discussion and Analysis," and this table represents those benefits under our nonqualified plans that would be payable or exercisable by our NEOs if a "triggering event" occurred as of December 31, 2016, excluding options and awards that have vested as disclosed in "Option Exercises and Stock Vested" tables in this and previous Proxy Statements. For purposes of this table, a triggering event includes death, permanent disability, retirement or termination for any reason. No NEO is subject to a noncompete or confidentiality agreement or other material conditions or obligations applicable to the receipt of benefits. The amounts shown in this Table are estimates based on the assumptions stated here and required by the SEC's rules. The actual amounts payable can only be determined upon the occurrence of the actual triggering event.

(2)
If the triggering event were a change in control, all of the benefits listed in the table would be applicable. In addition, all unvested ISO and NQSO awards would become exercisable. The value of unexercisable ISO/NQSO awards that would become exercisable for each NEO is as follows: Mr. Warnke, $70,500; Mr. Covey, $65,340; Mr. Paul, $58,810; Mr. Marshall, $38,400; and Mr. Stief, $48,680. The value of these awards is based on the number of unvested options multiplied by the difference between the exercise price and the market price at December 31, 2016. Further, in such event, all unvested SARs will become exercisable. Based on the year-end 2016 stock price less the stock price on the date of grant, the value of all vested and nonvested SARs awards that would become exercisable for each NEO is as follows: Mr. Warnke, $1,342,440; Mr. Covey, $555,540; Mr. Paul, $353,825; Mr. Marshall, $333,860; and Mr. Stief, $291,380. PRSUs issued under the current plan rules are forfeited if termination is for cause by the Company or the NEO voluntarily terminates employment with the Company.

(3)
The benefit is based on the lifetime payment option. The benefit will be reduced if a NEO chooses a different payment option. The different payment options are outlined under the "Pension Plan Information" beginning on page 45 in this Proxy Statement.

(4)	The benefit payable value is based on the number of stock units times the fair value at December 31, 2016.
Equity Compensation Plan Information(1)(2)

	Number of securities to be issued upon exercise of outstanding options, SARs and stock rights	Weighted-average exercise price of outstanding options, SARs and stock rights	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in the second column)(3)
Equity compensation plans approved by security holders	1,784,387	$24.36	1,371,122
Equity compensation plans not approved by security holders	None	None	None

(1)
The equity compensation plans included in this table consist of stock and option awards (SARs, ISOs, NQSOs and Stock Rights) and purchases under the Employee Stock Purchase Plan granted under the 2004 and 2014 Omnibus Stock Plan, which was approved by our shareholders at our annual meeting in 2004 and 2014, respectively. The exercise price of all options and rights granted was the fair market value of the stock, as determined by our independent stock valuation firm, as of the date of the grant.

(2)	No equity securities have been issued or authorized for issuance under any plan that has not been approved by our shareholders.
(3)
Reflects common shares available for issuance under the 2004 or 2014 Omnibus Stock Plan, excluding securities issued or to be issued upon exercise of outstanding options and rights (SARs, ISOs, NQSOs, and Stock Rights) and purchases under the Employee Stock Purchase Plan as of December 31, 2016.

INDEPENDENT AUDITORS
2016 Audit
For 2016, we engaged Ernst & Young LLP ("Ernst & Young") as our independent auditors to act as the principal accountant to audit our consolidated financial statements and internal control over financial reporting. The Board of Directors and its Audit Committee participated in and approved the engagement of our principal independent auditors, Ernst & Young.

Auditor Independence
We understand that, as the auditor of our financial statements and our internal control over financial reporting, our auditors must be and remain objective and independent. Accordingly, our Board of Directors has adopted an Audit Committee Charter, available at www.davey.com under the heading "Corporate Information" at the bottom of the page, then under "Board Committee Charters".
We are cognizant of the need for our auditor to remain independent and, therefore, have periodically considered whether there should be a regular rotation of the independent auditor firm. After due consideration, we have determined that our current independent auditor firm remains independent and objective. Moreover, the longer tenure of the current independent audit firm has allowed our auditors to obtain valuable institutional knowledge and insight regarding the Company's operations, systems, accounting practices and policies, as well as eliminate extra management time that would be needed to familiarize a new independent audit firm with our systems, practices and policies.
To assure continued auditor objectivity and independence, we require that the key Ernst & Young partners assigned to our audit are rotated at least every five years.
Fees and Other Matters
Under the Audit Committee's charter, the Committee is required to give advance approval of any nonaudit services to be performed by the principal independent auditors, provided that such services are not otherwise prohibited by law or regulation. There is no de minimis exception to the Committee's preapproval procedures. The Committee may delegate the responsibility for this approval to one or more of its members, so long as the members report any such approvals to the full Committee at its next meeting. Such delegation procedures are presently in place. In addition, the Committee has also set specific limits on the amount of such services which we would obtain from Ernst & Young and requires management to report the specific engagement to the Committee at its next meeting.
The aggregate fees billed to us for professional services rendered by our independent auditors for each year of the two-year period ended December 31 of the year indicated was:

Type of Fees	2016	2015
Audit fees	$615,600	$595,000
Audit-related fees	42,800	42,800
Tax fees	232,100	176,200
All other fees	—	—
	$890,500	$814,000
In the above table, "audit fees" are fees we paid our independent auditors for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, audits of subsidiaries, reviews of financial statements included in our Forms 10-Q, and for services related to their audit of our internal control over financial reporting. "Audit-related fees" are fees for audits of employee benefit plan financial statements and other assurance services and "tax fees" are for tax compliance, tax advice and tax planning.
The components of the audit fees were as follows:

Audit Fees	2016	2015
Annual financial statements	$386,700	$375,000
Reviews of interim financial statements in Forms 10-Q	55,000	55,000
Section 404(b) Sarbanes-Oxley Act	173,900	165,000
	$615,600	$595,000
At the Annual Meeting
Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available to respond to appropriate questions from our shareholders.

REPORT OF THE AUDIT COMMITTEE
Management has the primary responsibility for the integrity of the Company's audited consolidated financial statements and the financial reporting process, including the system of internal control over financial reporting.
Ernst & Young LLP, the Company's principal independent auditor, is responsible for conducting independent audits of the Company's consolidated financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and expressing an opinion on the consolidated financial statements and the effectiveness of internal controls over financial reporting based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and the principal independent auditor.
As part of its oversight responsibility, the Committee has reviewed and discussed the audited consolidated financial statements, and the results of management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent auditor's audit of internal control over financial reporting with management and Ernst & Young. The Committee reviewed with Ernst & Young the matters required to be discussed by PCAOB Auditing Standards AS 1301, "Communication with Audit Committees," and such other matters as the Committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the Committee received the written disclosures and the letter from Ernst & Young to the Committee required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Committee concerning independence, and discussed with Ernst & Young their independence from the Company and its management.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the 2016 audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the U.S. Securities and Exchange Commission.
By the Audit Committee of the Board of Directors: Donald C. Brown, J. Dawson Cunningham, William J. Ginn, Douglas K. Hall (Chair) and Sandra W. Harbrecht.
GENERAL
Voting at the Meeting
Shareholders of record at the close of business on March 17, 2017 are entitled to notice and to vote at the annual meeting of shareholders. On that date, a total of 12,996,455 of our common shares were outstanding and entitled to vote. Each of our common shares is entitled to one vote.
Each shareholder has the right to vote cumulatively if any shareholder gives notice in writing to our President, any Vice President or our Secretary at least 48 hours before the time set for the meeting and an announcement of the notice is made at the beginning of the meeting by the Chairman or the Secretary, or by or on behalf of the shareholder giving notice. If cumulative voting is in effect, shareholders will be entitled to cast a number of votes equal to the number of shares voting multiplied by the number of directors to be elected. A shareholder may cast all of these votes for one nominee or distribute them among several nominees, as that shareholder sees fit. If cumulative voting is in effect, shares represented by each properly signed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.
For Proposal 1, under Ohio law, directors are elected by a plurality of the votes of our shareholders present at a meeting at which a quorum is present. Proposals 2, 3 and 4, which propose separate amendments to the Articles, each require the affirmative vote of the holders of two-thirds of the common shares outstanding and entitled to vote at the Annual Meeting. Proposals 5, 6, 7, 8, 9 and 10, which propose separate amendments to the Regulations, each require the affirmative vote of the holders of common shares entitled to exercise a majority of the voting power of the Company. For Proposal 11, the number of votes cast "for" advisory approval of the compensation of the Named Executive Officers at the Annual Meeting by proxy or by ballot must exceed the number of votes cast "against" advisory approval. For Proposal 12, the option of every year, every two years or every three years that receives the highest number of votes cast at the Annual Meeting by proxy or by ballot will be considered the shareholders’ recommendation of the frequency for the advisory vote on the compensation of our Named Executive Officers. Any other proposals to be presented and voted on at the Annual Meeting will be adopted or approved by the vote of a specified percentage of our voting power.
Abstentions, but not non-votes, are counted towards quorum and tabulated in determining the votes present at the meeting. Consequently, except as provided in the 401KSOP and ESOP Plan, withhold and non-votes will not have any effect on Proposal 1. If a nominee listed on page 4 or 5 becomes unable or declines to serve as a director, each properly signed proxy card will be voted for another person recommended by the Board of Directors. However, the Board of Directors has no reason to believe that this will occur.
Abstentions and non-votes will count as "against" votes on Proposals 2 through 10 and will not have any effect on the outcome of Proposals 11 and 12.
Other than as presented in this Proxy Statement, the Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the person named in the proxy card will vote on these matters in accordance with his or her best judgment.
Expenses of Requesting Proxies
We will bear the expense of preparing, printing, and making available this Notice of Annual Meeting and Proxy Statement. As set out in our "Important Notice Regarding the Availability of Proxy Materials" mailed to shareholders on or about April 6, 2017, our shareholders may view and print proxy materials by accessing our Internet website at www.davey.com or request proxy materials by telephone, e-mail or in person. We will ask custodians, nominees, and fiduciaries to send proxy materials to beneficial owners in order to obtain voting instructions and will, upon request, reimburse them for their reasonable expenses for mailing the proxy materials.
Annual Report and Form 10-K
Our Annual Report to Shareholders, including summary financial information for the year ended December 31, 2016, will be mailed to our shareholders of record and beneficial owners with their individual proxy cards. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our 2016 Annual Report, our Proxy Statement, Notice letter and blank proxy cards are available on our Internet website at www.davey.com.

For the Board of Directors

/s/ Joseph R. Paul
JOSEPH R. PAUL
Secretary
April 6, 2017

APPENDIX A

TEXT OF PROPOSED AMENDMENTS TO THE AMENDED
ARTICLES OF INCORPORATION OF THE COMPANY
~~2013~~2017 AMENDED ARTICLES OF INCORPORATION
OF
THE DAVEY TREE EXPERT COMPANY
FIRST. The name of the Company is THE DAVEY TREE EXPERT COMPANY.

SECOND. The place in the State of Ohio where the principal office of the Company is located is the City of Kent, in Portage County.

THIRD. The purposes for which the Company is formed are:

(a)To engage in all phases of the tree and lawn care business, including without limitation, the care, treatment, preservation, propagation, cultivation, planting, removal and sale of trees, plants, shrubs and vines, the practice of landscape architecture, the trimming of trees and other forms of line clearing, including right-of-way clearance for power and telephone companies or others, the publication of books, pamphlets, periodicals and other literature for free distribution or sale, the manufacturing, jobbing, buying and selling at wholesale or retail of any and all tools, materials, supplies, implements or equipment, the practice of forestry, the logging, sawing, milling, processing and marketing of forest products, the development of recreation areas and facilities and the acquisition, operation and sales of farms, manufacturing establishments and other enterprises;

(b)To manufacture, to purchase, lease or otherwise acquire, to hold and use, to sell, lease or otherwise dispose of and to deal in or with personal property of any description and any interest therein;

(c)To purchase, lease or otherwise acquire, to invest in, hold, use and encumber, to sell, lease, exchange, transfer or otherwise dispose of and to construct, develop, improve, equip, maintain and operate structures and real property of any description and any interest therein;

(d)To borrow money, to issue, sell and pledge its notes, bonds and other evidence of indebtedness, to secure any of its obligations by mortgage, pledge or deed of trust of all or any of its property and to guarantee and secure obligations of any person, firm or corporation, all to the extent necessary, useful or conducive to carrying out any of the other purposes of the Company;

(e)To invest its funds in any shares or other securities of another corporation, business or undertaking of a government, governmental authority or governmental subdivision; and

(f)To do whatever is deemed necessary, useful or conducive to carrying out any of the purposes of the Company and to engage in any lawful activity for which corporations may be formed under the Ohio General Corporation Law.

FOURTH. The authorized number of shares of the Company is 52,000,000, consisting of 4,000,000 Preferred Shares, without par value (the "Preferred Shares"), and 48,000,000 Common Shares with par value of $1 each (the "Common Shares").

DIVISION A. Express Terms of Preferred Shares.

The Preferred Shares shall be issuable only to holders of Common Shares of the Company as a class, unless the holders of Common Shares as a class waive such right of issuance, and the Directors, without any further action by the shareholders, may, at any time and from time to time, adopt an amendment or amendments to the Articles of Incorporation of the Company in respect of any Preferred Shares which constitute unissued or treasury shares at the time of such adoption, for the purpose of dividing any or all of such Preferred Shares into such series as the Directors shall determine, each of which series shall bear such distinguishing designation as the Directors shall determine and within the limitations prescribed by the provisions of the Ohio General Corporation Law, fix the express terms of any such series of Preferred Shares, which may include statements specifying:

(a)Dividend rights, which may be cumulative or non-cumulative, at a specified rate, amount or proportion, with or without further participation rights, and in preference to, junior to, or on a parity in whole or in part with dividend rights of shares of any other class or series;

(b)Liquidation rights, preferences, and price;

(c)Redemption rights and price or prices, if any;

(d)Sinking fund requirements, if any, which may require the Company to provide a sinking fund out of earnings or otherwise for the purchase or redemption of such shares or for dividends thereon;

(e)Conversion rights, if any, and the conversion rate or rates or price or prices and the adjustments thereof, if any, and all other terms and conditions upon which conversions may be made; and

(f)Restrictions on the issuance of shares of any class or series of the Company.

DIVISION B. Express Terms of Common Shares.

The Common Shares shall be subject to the express terms of the Preferred Shares and any series thereof Each Common Share shall be equal to every other common share. The holders of Common Shares shall be entitled to one vote for each share held by them upon all matters presented to the shareholders.

FIFTH. The Company, by action of its directors and without action by its shareholders, may purchase its own shares in accordance with the provisions of the Ohio General Corporation Law. Such purchases may be made either in the open market or at public or private sale, in such manner and amounts, from such holder or holders of outstanding shares of the Company and at such prices as the directors may from time to time determine.

SIXTH.

(a)     ~~SIXTH.~~ When a shareholder, or ~~a shareholder's estate upon~~, following the death of a shareholder, the shareholder’s estate or personal representative, proposes to sell, ~~give~~ assign, transfer, pledge, hypothecate or otherwise ~~transfer~~ dispose of, by operation of law or otherwise (each, a "transfer"), Common Shares, ~~whether voluntarily or involuntarily,~~ other than transfers to a current Employee (as defined), ~~(ii) transfers by a current or former Employee to members of his or her Immediate Family (as defined), and (iii) transfers by a deceased current or former Employee to members of his or her Immediate Family~~, the Company and the ESOT (as defined) shall have the right, at their option, to purchase all (but not less than all) of the Common Shares ~~held by the shareholder~~ proposed to be transferred on the terms and conditions set forth in this ~~article~~ Article SIXTH.
~~(a)     For purposes of this Article SIXTH, the following definitions apply:~~
~~(i)     "Employee" means an hourly or salaried employee of the Company or of any subsidiary of the Company. For this purpose, a "subsidiary" is another corporation of which the Company owns, directly or indirectly through another subsidiary, more than 50% of the voting power.~~
~~(ii)     "ESOT" means the trust for the Company's Employee Stock Ownership Plan, or any replacement or substitute for that Plan, as amended from time to time.~~
~~(iii)     Member of an Employee's "Immediate Family" means the Employee's spouse, children (including any adopted children and step children), and any trust established for the benefit of one or more of them.~~
(b)    ~~The purchase price per share shall be the most recent available valuation of the Common Shares conducted for the ESOT, provided that these valuations continue to be made at least once a year. If these valuations are no longer made or are made less frequently than once a year, the purchase price per Common Share shall be the fair market value per Common Share determined using another method established from time to time by the Company's Board of Directors.(c)~~ In the event of the death of a shareholder and the proposed transfer of the deceased shareholder's Common Shares to anyone other than ~~an Employee or a member of an~~ a current Employee~~'s Immediate Family~~, the right of the Company and the ESOT to purchase the Common Shares may be exercised by written notice to the ~~representatives of the~~ shareholder's estate or personal representative. The notice of exercise may be delivered at any time on or before the ~~30~~60th day after the Company receives written notice of (i) the intent to transfer the deceased shareholder's ~~death~~ Common Shares and (ii) the identity and address of the ~~representatives of the~~ shareholder's estate or personal representative. Upon delivery of the notice of exercise on or before the ~~30~~60th day and tender of the purchase price for the Common Shares by the Company, all rights of the ~~representatives~~ shareholder's estate or personal representative in respect of the Common Shares shall cease, and the ~~representatives~~ shareholder's estate or personal representative shall deliver to the Company any certificate or certificates representing the Common Shares. If the Company and the ESOT fail to deliver the notice of exercise on or before the ~~30~~60th day, the ~~representatives of the~~ shareholder's estate ~~and heirs~~ or personal representative can take and hold the Common Shares, subject to the restrictions set forth in this Article SIXTH.

(~~d~~c) In the event of a proposed ~~sale, gift, or other~~ transfer of Common Shares by a shareholder to anyone other than ~~an Employee of the Company or a member of an~~ a current Employee~~'s Immediate Family~~, the right of the Company and the ESOT to purchase the Common Shares may be exercised at any time within 30 days after the certificate or certificates representing the Common Shares have been surrendered to the Company or its transfer agent for transfer (or if later, within 30 days following the end of the Company’s blackout period if the transfer is proposed during the Company’s blackout period). Upon delivery of the notice of exercise within the 30-day period and tender of the purchase price for the Common Shares by the Company, all rights of the former shareholder in respect of the Common Shares shall cease, and the Company may retain the certificate or certificates representing the Common Shares. If the Company and the ESOT fail to deliver the notice of exercise within the 30-day period, the shareholder may proceed with the proposed transfer, and the recipient can take and hold the Common Shares, subject to the restrictions set forth in this Article SIXTH.

(d)    In addition to and not in limitation of the other rights provided in this Article SIXTH, the Company and the ESOT shall have the right, at any time or times, and from time to time, at their option, to purchase any or all Common Shares held by any shareholder, other than (i) the ESOT, (ii) a former Employee who has Retired or (iii) a current Employee or Director. The Company and the ESOT may exercise their right to purchase Common Shares under this section at any time by delivering a written notice of exercise to the shareholder together with payment of the purchase price for the Common Shares. Upon delivery of the notice of exercise and tender of the purchase price for the Common Shares by the Company or the ESOT, all rights of the shareholder in respect of the Common Shares shall cease, and the shareholder shall deliver to the Company any certificate or certificates representing the Common Shares no later than the date specified in the notice of exercise.

(e)    In the event of the death of a shareholder who holds Common Shares subject to the repurchase option set forth in section (d), the right of the Company and the ESOT to purchase the Common Shares may be exercised at any time by delivering written notice to the shareholder's estate or personal representative together with payment of the purchase price for the Common Shares. Upon delivery of the notice of exercise and tender of the purchase price for the Common Shares by the Company or the ESOT, all rights of the shareholder's estate or personal representative in respect of the Common Shares shall cease, and the shareholder's estate or personal representative shall deliver to the Company any certificate or certificates representing the Common Shares no later than the date specified in the notice of exercise.

(f)    For purposes of this Article SIXTH, the following definitions apply:

(i)"Director" means a director of the Company or a Subsidiary who is also not an Employee of the Company or a Subsidiary.
(ii)"Employee" means a common law employee of the Company or of any Subsidiary.

(iii) "ESOT" means the trust for the Company's Employee Stock Ownership Plan, or any replacement or substitute for that Plan, as amended from time to time.

(iv) "Retired" or "Retirement" means the voluntary separation from employment with the Company or a Subsidiary, provided that, as of the date of separation, the Employee has attained the age of 62 years and has at least ten years of service with the Company or a Subsidiary.

(v) "Subsidiary" means another entity which the Company owns, controls or manages, directly or indirectly through another subsidiary, more than 50% of the voting power or control.

(vi)"Terminated" or "Termination" means any separation from employment with the Company or a Subsidiary, whether voluntary or involuntary, other than Retirement.

(g)    The purchase price per Common Share purchased by the Company under this Article SIXTH shall be the most recent available valuation of the Common Shares conducted for the ESOT, provided that these valuations continue to be made at least once a year. If these valuations are no longer made or are made less frequently than once a year, the purchase price per Common Share shall be the fair market value per Common Share determined using another method established from time to time by the Company's Board of Directors.

(~~e~~h) Whenever both the Company and the ESOT desire to purchase Common Shares under this Article SIXTH, the Company shall have the first right to purchase the Common Shares, and the ESOT shall have the right to purchase any Common Shares not purchased by the Company.

(~~f~~i)     All Common Shares shall bear a legend referring to the restrictions on transfer set forth in this Article SIXTH.

SEVENTH. These 2017 Amended Articles of Incorporation supersede the existing 2003 Amended Articles of Incorporation ~~supersede the existing 1991 Amended Articles of Incorporation~~ of the Company and all amendments thereto.

APPENDIX B

TEXT OF PROPOSED AMENDMENTS TO THE AMENDED
AND RESTATED REGULATIONS OF THE COMPANY
THE DAVEY TREE EXPERT COMPANY
~~1987~~ 2017 AMENDED AND RESTATED REGULATIONS
ADOPTED: May ~~19, 1987~~16, 2017
ARTICLE I
SHAREHOLDERS
Section 1. Annual Meeting. The annual meeting of Shareholders of the Company for the election of directors, the consideration of reports to be laid before such meeting, and the transaction of such other business as may properly be brought before such meeting shall be held, at the principal office of the Company in the City of Kent, in Portage County, or at such other place either within or without the State of Ohio as may be designated by the Board of Directors, by the Chairman of the Board, or by the ~~President~~ Chief Executive Officer and specified in the notice of such meeting, at ~~two~~ five o'clock p.m., on the third Tuesday of May in each year, if not a legal holiday, and, if a legal holiday, then on the next succeeding business day, or such other date or time as may be designated by the Board of Directors, by the Chairman of the Board of Directors, or by the ~~President~~ Chief Executive Officer and specified in the notice of the meeting.
Section 2. Special Meetings. Special meetings of the shareholders of the Company may be held on any business day, when called by the Chairman of the Board, by the Vice Chairman of the Board, by the ~~President, by an~~ Chief Executive ~~Vice President, by a Senior Vice President, by a Vice President,~~ Officer or by the Board of Directors acting at a meeting, or by a majority of the directors acting without a meeting, or by the persons who hold twenty-five percent of all the shares outstanding and entitled to vote thereat. Upon request in writing delivered either in person or by registered mail to the President or the Secretary by any persons entitled to call a meeting of shareholders, such officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than seven or more than sixty days after the receipt of such request, as such officer may fix. If such notice is not given within thirty days after the delivery or mailing of such request, the person calling the meeting may fix the time of the meeting and give notice thereof in the manner provided by law or as provided in these Regulations, or cause such notice to be given by any designated representative. Each special meeting shall be called to convene between six o'clock-a.m. and nine o'clock ~~a.m. and four o'clock~~ p.m., or at such other time as designated in the notice, and shall be held at the principal office of the Company, unless the same is called by the directors, acting with or without a meeting, in which case such meeting may be held at any place either within or without the State of Ohio designated by the Board of Directors and specified in the notice of such meeting.
Section 3. Notice of Meetings. Not less than seven or more than sixty days before the date fixed for a meeting of shareholders, written notice stating the time, place and purposes of such meeting shall be given by or at the direction of the Secretary, or Assistant Secretary, or any other person or persons required or permitted by these Regulations to give such notice. The notice shall be given by personal delivery or by mail to each shareholder entitled to notice of the meeting who is of record as of the day next preceding the day on which notice is given or, if a record date therefore is duly fixed, of record as of said date; if mailed, the notice shall be addressed to the shareholders at their respective addresses as' they appear on the records of the Company. Notice of the time, place, and purposes of any meeting of shareholders may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of the meeting. The attendance of any shareholder at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by him of notice of such meeting.
Section 4. Quorum; Adjournment. Except as may be otherwise provided by law or by the Articles of Incorporation, at any meeting of the shareholders the holders of shares entitling them to exercise a majority of the voting power of the Company present in person or by proxy shall constitute a quorum for such meeting; provided, however, that no action required by law, by the Articles, or by these Regulations to be authorized or taken by a designated proportion of the shares of any particular class or of each class of the Company may be authorized or taken by a less proportion; and provided, further, that the holders of a majority of the voting shares represented thereat, whether or not a quorum is present, may adjourn such meeting from time to time; if any meeting is adjourned, notice of such adjournment need not be given if the time and place to which such meeting is adjourned are fixed and announced at such meeting.
Section 5. Proxies. Persons entitled to vote shares or to act with respect to shares may vote or act in person or by proxy. The person appointed as proxy need not be a shareholder. Unless the writing appointing a proxy otherwise provides, the presence at a meeting of the person having appointed a proxy shall not operate to revoke the appointment. Notice to the Company, in writing or in open meeting, of the revocation of the appointment of a proxy shall not affect any vote or act previously taken or authorized.
Section 6. Approval and Ratification of Acts of Officers and Board of Directors. Except as otherwise provided by the Articles of Incorporation or by law, any contract, act, or transaction, prospective or past, of the Company, or of the Board of Directors, or of the officers may be approved or ratified by the affirmative vote at a meeting of the shareholders, or by the written consent, with or without a meeting, of the holders of record of shares entitling them to exercise a majority of the voting power of the Company, and such approval or ratification shall be as valid and binding as though affirmatively voted for or consented to by every shareholder of the Company.
ARTICLE II
BOARD OF DIRECTORS
Section 1. Number and Classification. The Board of Directors will be divided into three classes consisting of not less than three directors each. The number of directors may be fixed or changed by the shareholders at any meeting of shareholders called to elect directors at which a quorum is present, by the vote of the holders of a majority of the shares represented at the meeting and entitled to vote on the proposal. The terms in office of the directors in each of the classes will expire in consecutive years. At each annual election of directors, directors will be elected to the class whose term in office expires in that year and will hold office for a term of three years and until their respective successors are elected. In case of any increase in the number of directors of any class, the additional director or directors elected to that class will hold office for the remainder of the term in office of that class.
Section 2. Resignation; Removal; Vacancies. Any director may resign at any time by oral statement made at a meeting of the Board of Directors or in a writing delivered to the secretary; the resignation will take effect immediately or at such other time as the director may specify. No director may be removed prior to the expiration of his term except for gross negligence or willful misconduct in the performance of his duties as a director. No reduction in the number of directors of any class, and no modification or elimination of the classification of the Board of Directors, will of itself have the effect of shortening the term of any incumbent director. In the event of any vacancy or vacancies in the Board of Directors, however caused, the directors then in office, though less than a majority of the authorized number of directors, may, by the vote of a majority of their number, fill each vacancy for the remainder of the term in office of the director whose resignation, removal, or death resulted in the vacancy.
Section 3. Nomination of Candidates for Election as Directors. At a meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election as directors. Candidates may be nominated either by the Board of Directors or by any shareholder entitled to vote at the meeting. Nominations by the Board of Directors may be made at a meeting or in an action without a meeting, not less than 30 days prior to the meeting at which the directors are to be elected. Each candidate nominated by the board will, at the request of the secretary, provide the company with all of the information about himself required, under rules of The Securities and Exchange Commission, to be included in the company's proxy statement for the meeting. Any shareholder who proposes to nominate one or more candidates for election as director must, not less than 30 days prior to the meeting at which the directors are to be elected, notify the secretary of his intention to make the nomination and provide the company with all of the information about each of the candidates as would be required, under the rules of The Securities and Exchange Commission, to be included in a proxy statement soliciting proxies for the election of the candidate, including (i) his name, age, and business and residence addresses, (ii) his principal occupations or employment during the last five years, (iii) the number of shares of the company beneficially owned by him, and (iv) transactions between him and the Company. In the event that a candidate validly nominated by the Board or by a shareholder thereafter becomes unable or unwilling to stand for election as a director, the Board or the shareholder who nominated the candidate, as the case may be, may nominate a substitute candidate. If the Chairman or other officer presiding at the meeting determines that one or more candidates were not nominated in accordance with these procedures, he may rule the nomination of these candidates to be out-of-order and void.
Section 4. Organization Meeting. Immediately after each annual meeting of the shareholders, the newly elected directors shall hold an organization meeting for the purpose of electing officers and transacting any other business. Notice of such meeting need not be given.
Section 5. Regular Meetings. Regular meetings of the Board of Directors may be held at such times and places within or without the State of Ohio as may be provided for in bylaws or resolutions adopted by the Board of Directors and upon such notice, if any, as shall be so provided.
Section 6. Special Meetings. Special meetings of the Board of Directors may be held at any time within or without the State of Ohio upon call by the Chairman of the Board, the Vice Chairman of the Board, the ~~President, an~~ Chief Executive ~~Vice~~ Officer, the President, ~~Senior Vice President, or a Vice President~~ or any two directors. Written notice of the time and place of each such meeting shall be given to each director either by personal delivery ~~or by~~, e-mail, certified mail~~, telegram, or cablegram~~ or recognized delivery service at least ~~two~~ five (5) business days before the meeting, which notice need not specify the purposes of the meeting; provided, however, that attendance of any director at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by him of notice of such meeting and such notice may be waived in writing, either before or after the holding of such meeting, by any director, which writing shall be filed with or entered upon the records of the meeting. Unless otherwise indicated in the notice thereof, any business may be transacted at any organization, regular, or special meeting.
Section 7. Quorum; Adjournment. A quorum of the Board of Directors shall consist of a majority of the directors then in office; provided, that a majority of the directors present at a meeting duly held, whether or not a quorum is present, may adjourn such meeting from time to time, if any meeting is adjourned, notice of such adjournment need not be given if the time and place to which such meeting is adjourned are fixed and announced at such meeting. At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by a majority vote of those present except as in these Regulations otherwise expressly provided.
Section 8. Action Without a Meeting. Any action which may be authorized or taken at a meeting of the Board of Directors may be authorized or taken without a meeting in a writing or writings signed by all of the directors, which writing or writings shall be filed with or entered upon the records of the Company.
Section 9. Committees. The Board of Directors may at any time appoint from its members an Executive, Finance, or other committee or committees, consisting of such number of members, not less than three, as the Board of Directors may deem advisable, together with such alternates as the Board of Directors may deem advisable, to take the place of any absent member or members at any meeting of such committee. Each such member and each such alternate shall hold office during the pleasure of the Board of Directors. Any such committee shall act only in the intervals between meetings of the Board of Directors and shall have such authority of the Board of Directors as may, from time to time, be delegated by the Board of Directors, except the authority to fill vacancies in the Board of Directors or in any committee of the Board of Directors. Subject to the aforesaid exceptions, any person dealing with the Company shall be entitled to rely upon any act or authorization of an act by any such committee, to the same extent as an act or authorization of the Board of Directors. Each committee shall keep full and complete records of all meetings and actions, which shall be open to inspection by the directors. Unless otherwise ordered by the Board of Directors, any such committee may prescribe its own rules for calling and holding meetings, and for its own method of procedure, and may act at a meeting by a majority of its members or without a meeting by a writing or writings signed by all of its members.
Section 10. Directors Advisory Committee. The Board of Directors may establish a Directors Advisory Committee and appoint to such Committee such number of persons as the Board of Directors may deem advisable. No member of the Board of Directors shall serve on the Directors Advisory Committee, but the Board of Directors may appoint to such Committee any former directors or officers of the Company and such other persons as it may deem advisable. Each member of the Directors Advisory Committee shall be appointed for a term of three years, and no member of the Directors Advisory Committee shall serve for more than two such three-year terms. The Directors Advisory Committee shall exercise an advisory function with respect to only such matters as the Board of Directors may specifically submit to such Committee, provided, however, that the Directors Advisory Committee shall in no event have any authority whatsoever with respect to the operations or management of the Company or to authorize, require, or approve any expenditure, payment, or donation of any funds of the Company.
ARTICLE III
OFFICERS
Section 1. Election and Designation of Officers. The Board of Directors shall elect a President, a Secretary~~,~~ and a Treasurer~~,~~ and, in its discretion, may elect a Chairman of the Board, a Vice Chairman of the Board, a Chief Executive Officer, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may deem necessary. The Chairman of the Board~~,~~ and the Vice Chairman of the Board~~; and the President~~ shall be directors, but no one of the other officers need be a director. Any two or more of such offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity, if such instrument is required to be executed, acknowledged, or verified by two or more officers.
Section 2. Term of Office; Vacancies. The officers of the Company shall hold office until the next organization meeting of the Board of Directors and until their successors are elected, except in case of resignation, removal from office, or death. The Board of Directors may remove any officer at any time with or without cause by a majority vote of the directors then in office. Any vacancy in any office may be filled by the Board of Directors.

Section 3. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have such authority and shall perform such other duties as may be determined by the Board of Directors.
~~Section 4. President. The~~ Section 4. Duties at Meetings. Either the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or the President shall preside at all meetings of the shareholders ~~and~~. Either the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer or, if a director, the President, shall preside at all meetings of the Board of Directors, except for meetings of the Board of Directors at which the Chairman of the Board, if any, presides in accordance with the preceding Section.
Section 5. Duties of Chief Executive Officer. Subject to directions of the Board of Directors, the ~~President~~ Chief Executive Officer, or if the Chief Executive Office is unable to do so then the President (if different), shall have general executive supervision over the property, business, and affairs of the Company. He or she may execute all authorized deeds, mortgages, bonds, contracts, and other obligations in the name of the Company and shall have such other authority and shall perform such other duties as may be determined by the Board of Directors.
~~Section 5. Vice Chairman of the Board.~~ Section 6. Duties of the President. The President, who may also be the Chief Executive Officer, shall have such authority and perform such ~~other duties as may be~~ duties as the Board of Directors may determine. If the President shall not be designated as the Chief Executive Officer by the Board of Directors, the President shall act under the control of the Chief Executive Officer. Unless otherwise determined by the Board of Directors~~.~~ , when circumstances prevent the President from acting, the other officers of the Company shall perform all the duties and possess all the authority of the President.
Section 7. Duties of the Chairman of the Board. The Vice Chairman of the Board, the Chief Executive Officer or, if a director, the President, shall exercise all of the authority of, and perform all of the duties, of the Chairman of the Board in case of the absence or inability of the Chairman of the Board to act and shall ~~have such other authority and perform such other duties as may be determined by the Board of Directors~~. ~~Section 6. Executive Vice Presidents. The Executive Vice Presidents shall, respectively, have such authority and perform such duties as may be determined by the Board of Directors~~. ~~Section 7. Senior Vice Presidents. The Senior Vice Presidents shall, respectively,~~ have such other authority and perform such other duties as may be determined by the Board of Directors.
~~Section 8. Vice Presidents. The Vice Presidents shall, respectively, have such authority and perform such duties as may be determined by the Board of Directors.~~
Section ~~9.~~8. Secretary. The Secretary shall keep the minutes of the shareholders and of the Board of Directors. He shall keep such books as may be required by the Board of Directors, shall give notices of shareholders meetings and of Board meetings required by law, or by these Regulations, or otherwise, and shall have such authority and shall perform such other duties as may be determined by the Board of Directors.
Section ~~10.~~9. Treasurer. The Treasurer shall receive and have in charge all money, bills, notes, bonds, stocks in other corporations, and similar property belonging to the Company, and shall do with the same as may be ordered by the Board of Directors. He shall keep accurate financial accounts and hold the same open for the inspection and examination of the directors and shall have such authority and shall perform such other duties as may be determined by the Board of Directors.
Section ~~11.~~10. Other Officers. The Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, Assistant Secretaries and Assistant Treasurers, if any, and any other officers whom the Board of Directors may elect shall, respectively, have such authority and perform such duties as may be determined by the Board of Directors.
Section ~~12.~~11. Delegation of Authority and Duties. The Board of Directors is authorized to delegate the authority and duties of any officer to any other officer and generally to control the action of the officers and to require the performance of duties in addition to those mentioned herein.
ARTICLE IV
COMPENSATION
Section 1. Directors and Members of Committees. Members of the Board of Directors and members of any committee of the Board of Directors shall, as such, receive such compensation, which may be either a fixed sum for attendance at each meeting of the Board of Directors, or at each meeting of the committee, or stated compensation payable at intervals, or shall otherwise be compensated as may be determined by or pursuant to authority conferred by the Board of Directors or any committee of the Board of Directors, which compensation may be in different amounts for various members of the Board of Directors or any committee. No member of the Board of Directors and no member of any committee of the Board of Directors shall be disqualified from being counted in the determination of a quorum or from acting at any meeting of the Board of Directors or of a committee of the Board of Directors by reason of the fact that matters affecting his own compensation as a director, member of a committee of the Board of Directors, officer, or employee are to be determined.
Section 2. Officers and Employees. The compensation of officers and employees of the Company, or the method of fixing such compensation, shall be determined by or pursuant to authority conferred by the Board of Directors or any committee of the Board of Directors. Such compensation may include ~~pension~~ retirement, disability, and death benefits, and may be by way of fixed salary, or on the basis of earnings of the Company, or any combination thereof, or otherwise, as may be determined or authorized from time to time by the Board of Directors or any committee of the Board of Directors.
ARTICLE V
INDEMNIFICATION
Section 1. Third Party Actions. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action or suit by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
Section 2. Derivative Actions. Other than in connection with an action or suit in which the liability of a director under Section 1701.95 of the Ohio Revised Code is the only liability asserted, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that: ~~(a)~~ no indemnification of a director shall be made if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the company or undertaken with reckless disregard for the best interests of the Company; and ~~(b)~~ no indemnification of an officer, employee, or agent, regardless of his status as a director, shall be made in respect of any claim, issue, or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company; unless and only to the extent that the Court of Common Pleas or the court in which the action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or the other court shall deem proper.
Section 3. Rights After Successful Defense. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 1 or Section 2, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the action, suit or proceeding.
Section 4. Other Determinations of Rights. Except in a situation governed by Section 3, any indemnification under Section 1 or Section 2 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or Section 2. The determination shall be made (a) by a majority vote, at a meeting of directors, of those directors who constitute a quorum and who also were not and are not parties to or threatened with any such action, suit, or proceeding or (b) if such a quorum is not obtainable (or even if obtainable) and a majority of disinterested directors so directs, in a written opinion by independent legal counsel (compensated by the Company) or (c) by the affirmative vote in person or by proxy~~.~~ of the holders of record of a majority of the shares held by persons who were not and are not parties to or threatened with any such action, suit, or proceeding and entitled to vote in the election of directors, without regard to voting power which may thereafter exist upon a default, failure, or other contingency or (d) by the Court of Common Pleas or the court in which such action, suit, or proceeding was brought.

Section 5. Advances of Expenses. Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in Section 1 or Section 2 hereof, the only liability asserted against a director in the action, suit, or proceeding referred to in Section 1 or Section 2 hereof is pursuant to Section 1701.95 of the Revised Code:
(a)    expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the company as they are incurred, in advance of the final disposition of the action, suit, or proceeding upon receipt or an undertaking by or on behalf of the director in which he agrees both: (i) to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the company or undertaken with reckless disregard for the best interests of the company and (ii) to reasonably cooperate with the company concerning the action, suit, or proceeding.
(b)    expenses (including attorney's fees), incurred by a director, officer, employee, or agent in defending any action, suit or proceeding referred to in Section 1 or Section 2 of this Article V may be paid by the Company, as they are incurred, in advance of final disposition of the action, suit, or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Company.
Section 6. Purchase of Insurance. The Company may purchase and maintain insurance or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this Article or of the Ohio General Corporation Law. Insurance may be purchased from or maintained with a person in which the Company has a financial interest.
Section 7. Mergers. In the case of a merger into this Company of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, trustees, officers, employees, or agents in specified situations, any person who served as a director, officer, employee or agent of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification by this Company (as the surviving corporation) to the same extent he would have been entitled to indemnification by the constituent corporation if its separate existence had continued.
Section 8. Non-Exclusivity; Heirs. Indemnification authorized by this Article shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification as a matter of law or under the Articles, these Regulations, any agreement, a vote of shareholders or disinterested directors, any insurance purchased by the Company, any action by the directors to take into account amendments to the Ohio General Corporation Law that expand the authority of the Company to indemnify a director, officer, employee, or agent of the Company, or otherwise, both as to action in his official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.
ARTICLE VI
RECORD DATE
For any lawful purpose, including, without limitation, the determination of the shareholders who are entitled to receive notice of or to vote at a meeting of shareholders, the Board of Directors may fix a record date no more than seventy-five (75) days prior to the date of the annual meeting of shareholders in accordance with the provisions of the Ohio General Corporation Law. The record date for the purpose of the determination of the shareholders, who are entitled to receive notice of or to vote at a meeting of shareholders shall continue to be the record date for all adjournments of such meeting, unless the Board of Directors or the persons who shall have fixed the original record date shall, subject to the limitations set forth in the Ohio General Corporation Law, fix another date, and, in case a new record date is so fixed, notice thereof and of the date to which the meeting shall have been adjourned shall be given to shareholders of record as of such date in accordance with the same requirements as those applying to a meeting newly called. The Board of Directors may close the share transfer books against transfers of shares during the whole or any part of the period provided for in this Article, including the date of the meeting of shareholders and the period ending with the date, if any, to which adjourned. If no record date is fixed therefore, the record for determining the shareholders who are entitled to receive notice of or to vote at a meeting of shareholders shall be the date next preceding the day on which notice is given, or the date next preceding the day on which the meeting is held, as the case may be.

ARTICLE VII
CERTIFICATES FOR SHARES
Section 1. Form of Certificates and Signatures. Each holder of shares shall be entitled to one or more certificates, signed by the Chairman of the Board, the Vice Chairman of the Board, ~~the President, an Executive Vice President, Senior Vice President, or a Vice President~~ and by the Secretary, ~~an Assistant Secretary, the Treasurer, or an Assistant~~ or the Treasurer of the Company, which shall certify the number of class of shares held by him in the Company, but no certificate for shares shall be executed or delivered until such shares are fully paid. When such a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the Company may be facsimile, engraved, stamped, or printed. Although any officer of the Company whose manual or facsimile signature is affixed to such a certificate ceases to be such officer before the certificate is delivered, such certificate nevertheless shall be effective in all respects when delivered. The Board of Directors may provide by resolution that some or all of any or all classes and series of shares of the Company shall be uncertificated shares to the extent permitted by the Ohio General Corporation Law.
Section 2. Transfer of Shares. Shares of the Company shall be transferable upon the books of the Company by the holders thereof, in person, or by a duly authorized attorney (and, if issued in certificated form, upon surrender and cancellation of certificates for a like number of shares of the same class or series), with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures to such assignment and power of transfer as the Company or its agents may reasonably require.
Section 3. Lost, Stolen, or Destroyed Certificates. The Company may issue a new certificate for shares in place of any certificate theretofore issued by it and alleged to have been lost, stolen, or destroyed, and the Board of Directors may, in its discretion, require the owner, or his legal representatives, to give the Company a bond containing such terms as the Board of Directors may require to protect the Company or any person injured by the execution and delivery of a new certificate or the provision of uncertificated shares.
Section 4. Transfer Agent and Registrar. The Board of Directors may appoint, or revoke the appointment of, transfer agents and registrars and may require all certificates for shares to bear the signature of such transfer agents and registrars, or any of them. The Board shall have authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer, and registration of certificated and uncertificated shares of the Company.
ARTICLE VIII
CORPORATE SEAL
The corporate seal of this Company ~~shall be circular in form and~~ shall contain the name of the Company. Failure to affix the corporate seal to any instrument executed on behalf of the Company shall not affect the validity of such instrument.
ARTICLE IX
AMENDMENTS
The Regulations of the Company may be amended, or new Regulations may be adopted, by the shareholders at a meeting held for such purpose, by affirmative vote of the holders of shares entitling them to exercise a majority of the voting power on such proposal or, without a meeting, by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power on such proposal. If the Regulations are amended or new Regulations are adopted without a meeting of the shareholders, the Secretary of the Company shall mail a copy of the amendment or the new Regulations to each shareholder who would have been entitled to vote thereon and did not participate in the adoption thereof. The Regulations of the Company may also be amended by the Board of Directors to the extent permitted by the Ohio General Corporation Law.

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN YOUR PROXY.

THE DAVEY TREE EXPERT COMPANY Annual Meeting of Shareholders to be held on May 16, 2017	PROXY

This Proxy is solicited by the Board of Directors. At the Annual Meeting of Shareholders to be held May 16, 2017, and at any adjournment or postponement thereof, Christopher J. Bast, Dan A. Joy, Gregory M. Ina, Brent R. Repenning, Thea R. Sears, James F. Stief and each of them, with full power of substitution in each, are hereby authorized to represent me and to vote my shares on the following:

	For	Withhold
Proposal 1 - Election of nominees for director. The Board of Directors recommends a vote FOR all listed nominees.
Patrick M. Covey	☐	☐
J. Dawson Cunningham	☐	☐
Sandra W. Harbrecht	☐	☐

	For	Against	Abstain		For	Against	Abstain
Proposal 2 - Amend the 2003 Amended Articles of Incorporation (the "Articles") with respect to the Company’s right of first refusal.	☐	☐	☐	Proposal 8 - Amend the Regulations with respect to the record date of Annual Meetings of Shareholders.	☐	☐	☐
Proposal 3 - Amend the Articles with respect to the Company’s exercise of its right of first refusal upon the death of a shareholder.	☐	☐	☐	Proposal 9 - Amend the Regulations to permit the issuance of uncertificated shares.	☐	☐	☐
Proposal 4 - Amend the Articles to grant the Company a right to repurchase common shares.	☐	☐	☐	Proposal 10 - Amend the Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by Ohio law.	☐	☐	☐
Proposal 5 - Amend the 1987 Amended and Restated Regulations (the "Regulations") with respect to the time of annual and special meetings of shareholders.	☐	☐	☐	Proposal 11 - Approval, on an advisory, nonbinding basis, of the compensation of the Named Executive Officers, as described in the Proxy Statement.	☐	☐	☐
Proposal 6 - Amend the Regulations with respect to the notice of special meetings of the Board of Directors.	☐	☐	☐		Every One Year	Every Two Years	Every Three Years	Abstain
Proposal 7 - Amend the Regulations to clarify and separate the roles of certain officers.	☐	☐	☐	Proposal 12 - Approval, on an advisory, nonbinding basis, of the frequency of the shareholder vote on the compensation of the Named Executive Officers.	☐	☐	☐	☐
Any other matter that may properly come before the meeting or any adjournment or postponement thereof. ______________________________________________________________

The Board of Directors recommends that you vote to elect the nominees listed on Proposal 1, vote "For" Proposals 2 through 11, and vote for "Every Three Years" on Proposal 12.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If cumulative voting is in effect, shares represented by each properly executed proxy card will also be voted on a cumulative basis, with the votes distributed among the nominees in accordance with the judgment of the persons named in the proxy card.

AFTER COMPLETING THIS PROXY YOU MUST SIGN YOUR NAME ON THE OTHER SIDE OF THIS CARD

Non-Voting Item - Change of address, please print new address below:

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Control Number	Number of Shares	Date (mm/dd/yyyy)	Signature 1	Signature 2 and/or Title

Sign, date and mail this Proxy in the postage-paid envelope provided to: The Davey Tree Expert Company, Attn: PROXY, 1500 North Mantua Street, P.O. Box 5193, Kent, OH 44240-9974.

Please return your PROXY promptly. Thank you.

PROXY BALLOT ON THE OTHER SIDE OF THIS CARD

THE DAVEY TREE EXPERT COMPANY Annual Meeting of Shareholders to be held on May 16, 2017	PROXY

This voting instruction is solicited by Argent Trust Company (the "Trustee") as trustee of The Davey 401KSOP and ESOP (the "Plan").

To the Argent Trust Company, Trustee of The Davey 401KSOP and ESOP: As a participant, and a named fiduciary in the Plan, I hereby direct the Trustee to vote in person or by proxy at the Annual Meeting of Shareholders to be held May 16, 2017, and at any adjournment or postponement thereof, as shown below.

	For	Withhold
Proposal 1 - Election of nominees for director. The Board of Directors recommends a vote FOR all listed nominees.
Patrick M. Covey	☐	☐
J. Dawson Cunningham	☐	☐
Sandra W. Harbrecht	☐	☐

	For	Against	Abstain		For	Against	Abstain
Proposal 2 - Amend the 2003 Amended Articles of Incorporation (the "Articles") with respect to the Company’s right of first refusal.	☐	☐	☐	Proposal 8 - Amend the Regulations with respect to the record date of Annual Meetings of Shareholders.	☐	☐	☐
Proposal 3 - Amend the Articles with respect to the Company’s exercise of its right of first refusal upon the death of a shareholder.	☐	☐	☐	Proposal 9 - Amend the Regulations to permit the issuance of uncertificated shares.	☐	☐	☐
Proposal 4 - Amend the Articles to grant the Company a right to repurchase common shares.	☐	☐	☐	Proposal 10 - Amend the Regulations to allow the Board of Directors to amend the Regulations to the extent permitted by Ohio law.	☐	☐	☐
Proposal 5 - Amend the 1987 Amended and Restated Regulations (the "Regulations") with respect to the time of annual and special meetings of shareholders.	☐	☐	☐	Proposal 11 - Approval, on an advisory, nonbinding basis, of the compensation of the Named Executive Officers, as described in the Proxy Statement.	☐	☐	☐
Proposal 6 - Amend the Regulations with respect to the notice of special meetings of the Board of Directors.	☐	☐	☐		Every One Year	Every Two Years	Every Three Years	Abstain
Proposal 7 - Amend the Regulations to clarify and separate the roles of certain officers.	☐	☐	☐	Proposal 12 - Approval, on an advisory, nonbinding basis, of the frequency of the shareholder vote on the compensation of the Named Executive Officers.	☐	☐	☐	☐
Any other matter that may properly come before the meeting or any adjournment or postponement thereof. ______________________________________________________________

The Board of Directors recommends that you vote to elect the nominees listed on Proposal 1, vote "For" Proposals 2 through 11, and vote for "Every Three Years" on Proposal 12. (Instruction: Check one or both boxes)

☐	I direct the Trustee to vote the shares allocated to my account as of the record date in accordance with this voting instruction card.
☐
I direct the Trustee to vote the proportionate number of "nondirected" shares (shares allocated to other participants in the Plan for which the Trustee does not receive voting instructions) for which I may give voting instructions under the terms of the Plan in accordance with this voting instruction card.

AFTER COMPLETING THIS PROXY YOU MUST SIGN YOUR NAME ON THE OTHER SIDE OF THIS CARD

This voting instruction card, when properly executed and timely received, will be voted in the manner directed herein. If the Trustee does not receive this card by May 16, 2017, your shares will be voted, as provided in the Plan, proportionately in accordance with directions received from other participants in the Plan. If you wish to vote the "nondirected" shares differently from the shares allocated to your account, you may do so by requesting a separate voting instruction card from the Trustee at Argent Trust Company, Attn: Susan M. Longmire, 1100 Abernathy Road, 500 Northpark, Suite 550, Atlanta, GA 30328.

Non-Voting Item - Change of address, please print new address below:

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Control Number	Number of Shares	Date (mm/dd/yyyy)	Signature 1	Signature 2 and/or Title

Sign, date and mail this Proxy in the postage-paid envelope provided to: The Davey Tree Expert Company, c/o Alliance Shareholder, PO Box 1942, South Hackensack, NJ 07606-9986.
Please return your PROXY promptly. Thank you.

PROXY BALLOT ON THE OTHER SIDE OF THIS CARD